UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TECH DATA CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Securities Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
(3)

Per unit price or other underlying value of transaction computed pursuant to Securities Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Securities Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 21, 2016

To our Shareholders:

On behalf of the Board of Directors and management, you are cordially invited to attend the Tech Data Corporation Annual Meeting of Shareholders to be held on June 1, 2016, at 3:00 p.m. Eastern Daylight Time, at our Corporate Headquarters, located at the Raymund Center, 5350 Tech Data Drive, Clearwater, Florida.

The Notice of the Annual Meeting and proxy materials accompanying this letter describe the specific business to be acted upon.

In addition to the proposals presented to shareholders, we will provide you an opportunity to address questions to members of the Company’s management. If you are unable to attend the meeting, you may listen to the meeting by webcast that will be available on the Investor Relations section of the Company’s website at www.techdata.com/investor. An archive replay will be available for a period of 30 days following the meeting.

Pursuant to rules and regulations adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. On or about April 21, 2016, we mailed to our shareholders a notice containing instructions on how to access our 2016 Proxy Statement and Annual Report and how to vote online.

Your vote is very important. Whether or not you plan to attend the meeting in person, please take the time to cast your vote. You may vote over the Internet, by telephone, or by mail and in doing so, you will ensure your representation at the Annual Meeting, regardless of your attendance in person.

Director David M. Upton will retire from the Board at the 2016 Annual Meeting after almost 19 years of service. We appreciate the valuable contributions David has made to the Board of Directors and to the Company over the years. We thank David for his dedication and wish him all the best for many happy and healthy years to come.

Thank you for your continued support of and investment in Tech Data Corporation.

Sincerely,

Robert M. Dutkowsky
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	June 1, 2016
Time:	3:00 p.m. Eastern Daylight Time
Place:	Tech Data Corporation
Raymund Center
5350 Tech Data Drive
Clearwater, Florida 33760

To the Shareholders of Tech Data Corporation:

Notice is hereby given that the Annual Meeting of Shareholders (“Annual Meeting”) will be held on June 1, 2016, at 3:00 p.m. Eastern Daylight Time, at our Corporate Headquarters, located at the Raymund Center, 5350 Tech Data Drive, Clearwater, Florida 33760, for the following purposes:

1.	To elect eight (8) directors, whose names are set forth in the accompanying Proxy Statement, to serve until the next Annual Meeting or until their successors are duly elected and qualified.

2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal 2017.

3.	To conduct an advisory vote to approve named executive officer compensation for fiscal 2016.

4.	To transact such other business that may properly come before the Annual Meeting or any postponement or adjournment thereof.

Shareholders of record at the close of business on March 24, 2016 are the only shareholders entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors,

David R. Vetter
Senior Vice President, General Counsel and Secretary

IMPORTANT

Whether you expect to attend the meeting or not, we urge you to vote your shares either over the Internet, by telephone, or by mail. If you are voting by mail, please request a proxy, sign, date, and return the proxy in the prepaid envelope that will be enclosed within the timelines stated herein. If you attend the meeting, you may vote your shares in person if they are held in your name and not in the name of a broker, even though you have previously signed and returned your proxy. See the accompanying Proxy Statement for further information.

April 21, 2016

TECH DATA CORPORATION

2016 Proxy Statement

TECH DATA CORPORATION

5350 Tech Data Drive

Clearwater, Florida 33760

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors (“Board”) of Tech Data Corporation (the “Company”) for the Annual Meeting of Shareholders (“Annual Meeting”) to be held on June 1, 2016, at 3:00 p.m. Eastern Daylight Time, or any postponement or adjournment thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on matters brought before the Annual Meeting. Your vote at the Annual Meeting is important to us. The GENERAL INFORMATION section below provides details on how to vote your shares.

GENERAL INFORMATION

Who can vote?

You can vote your shares if our records show that you owned the shares on March 24, 2016. Each outstanding share of common stock is entitled to one vote. There were 35,121,567 outstanding shares of common stock entitled to vote as of March 24, 2016.

Notice of Electronic Availability of Proxy Statement and Annual Report

Pursuant to the e-proxy rules and regulations adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. On or about April 21, 2016, we mailed to our shareholders a notice (the “E-Proxy Notice”) containing instructions on how to access our 2016 Proxy Statement and Annual Report (the “Proxy Materials”) and on how you may submit your proxy over the Internet. If you would like to receive a printed copy of our Proxy Materials, you should follow the instructions for requesting Proxy Materials included in the E-Proxy Notice. These materials will be available free of charge and will be sent to you within three business days of your request.

Important Notice Regarding Availability of Proxy Materials: The Proxy Materials and the proxy are available at www.proxyvote.com. Enter the 12-digit control number located on the E-Proxy Notice.

How do I vote?

If you are a shareholder of record or are holding a proxy for a shareholder of record, you may vote in person at the Annual Meeting. At your request, we will give you a ballot.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy on the Internet by following the instructions provided in the E-Proxy Notice, or if you receive paper copies of the Proxy Materials by mail, you can vote on the Internet, by telephone, or by mail by following the instructions on the proxy card enclosed in your paper copy of the Proxy Statement. You may vote by proxy even if you plan to attend the Annual Meeting. Please note that listening to the Annual Meeting via the webcast does not constitute attendance and you will not be permitted to cast your vote through the webcast.

You can utilize these methods to vote:

On the Internet.    You may vote online at www.proxyvote.com by following the instructions provided in the E-Proxy Notice or by following the instructions on the proxy card. You will need the control number contained on your E-Proxy Notice or proxy card in order to vote online. Voting on the Internet has the same effect as voting by mail or telephone. Internet voting will be available until 11:59 p.m. Eastern Daylight Time on May 31, 2016.

By telephone.    You may vote by telephone at 1-800-690-6903. You will need the control number contained on your E-Proxy Notice or proxy card in order to vote by telephone. Telephone voting will be available until 11:59 p.m. Eastern Daylight Time on May 31, 2016.

By mail.    If you received a paper copy of the Proxy Materials, you may vote by signing and dating each proxy card you received and returning it to us in the prepaid envelope provided or you may return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. A mailed proxy card must be received on or before May 31, 2016.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone, by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. Only your latest Internet, telephone, or written proxy submitted prior to the meeting will be counted. You may revoke your proxy at any time before the meeting by (1) notifying the Company’s Secretary in writing or (2) delivering a later-dated proxy on the Internet, by telephone, or in writing. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked. Any written notice revoking a proxy should be sent to David R. Vetter, Secretary, Tech Data Corporation, 5350 Tech Data Drive, Clearwater, Florida 33760.

How do I vote shares that are held by my broker?

If you have shares held by a broker or other nominee, you may instruct your broker or other nominee how to vote your shares by following instructions that the broker or nominee provides to you. Most brokers offer voting on the Internet, by telephone, and by mail.

How will my broker vote if I do not provide instructions?

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the proposals to elect eight directors and the advisory vote to approve named executive officer compensation for fiscal 2016, if you do not provide the broker with instructions on how to vote, then the broker does not have discretion to vote. For the proposal to ratify the selection of the independent registered public accounting firm for fiscal 2017, the broker may vote your shares in its discretion.

How do I vote in person?

If you are a shareholder of record, you may vote your shares in person at the Annual Meeting. However, we encourage you to vote on the Internet, by telephone, or by proxy even if you plan to attend the Annual Meeting.

What will be voted on at the meeting?

The business to be voted on at this year’s Annual Meeting is:

1.	To elect eight (8) directors, whose names are set forth below, to serve until the next Annual Meeting or until their successors are duly elected and qualified.

2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal 2017.

3.	To conduct an advisory vote to approve named executive officer compensation for fiscal 2016.

4.	To transact such other business that may properly come before the Annual Meeting or any postponement or adjournment thereof.

How many votes are required for the approval of each item?

For determining a quorum—A quorum must be present for the transaction of business. A quorum is present if the holders of a majority of the outstanding shares of common stock entitled to vote are present in person or represented by proxy. Even if you or your broker do not vote your shares on a proposal, such non-votes will count as shares present for purposes of determining the presence or absence of a quorum for the transaction of business. Similarly, abstentions are also counted for determining if a quorum is present.

To elect directors—In an uncontested election, an affirmative vote of a majority of the votes cast is required to elect a director; provided that, if the number of nominees for director exceeds the number of directors to be elected, directors will be elected by a plurality of votes cast. Shares represented by proxies given to the Company will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” all nominees in accordance with the recommendation of the Board. If you indicate “ABSTAIN” for a particular nominee on your proxy card, your vote will not count either “FOR” or “AGAINST” the nominee and will therefore have no effect on the outcome. Broker non-votes will not count as votes cast and will also have no effect on the outcome.

To ratify the selection of the independent registered public accounting firm for fiscal 2017—An affirmative vote of a majority of the votes cast is required to ratify the selection of the independent registered public accounting firm for fiscal 2017. Shares represented by proxies given to the Company will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” the ratification of the selection of the independent registered public accounting firm in accordance with the recommendation of the Board. Abstentions will not count as votes cast and will have no effect on the outcome.

To conduct an advisory vote to approve named executive officer compensation for fiscal 2016—An affirmative vote of a majority of the votes cast is required to indicate approval, on an advisory basis, of the compensation of the named executive officers for fiscal 2016. Shares represented by proxy will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” the approval of such compensation in accordance with the recommendation of the Board. Abstentions and broker non-votes will not count as votes cast and will have no effect on the outcome.

What if other matters come up at the meeting?

The matters described in this Proxy Statement are the only matters we know will be voted on at the Annual Meeting. Any other matters properly presented will be voted on by the shareholders in attendance at the Annual Meeting or proxy holders in their discretion. Please see the SUBMISSION OF SHAREHOLDER PROPOSALS section for the requirements related to the submission of shareholder proposals.

BENEFICIAL OWNERSHIP

Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days from the record date. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. In general, “beneficial ownership” also includes those shares a director, director nominee, or executive officer has the power to vote or transfer, and options that are exercisable currently or that become exercisable within 60 days from the record date.

The table below sets forth certain information regarding the beneficial ownership of the Company’s common stock as of March 24, 2016, by: (i) the Company’s directors and director nominees; (ii) the Company’s named executive officers (“NEOs”); (iii) such directors and all executive officers as a group; and (iv) each person known by the Company to own beneficially more than 5% of the shares of the Company’s common stock.

BENEFICIAL OWNERSHIP TABLE

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owners (1)	Shares(2)		Equity awards exercisable or vesting within 60 days		Percent
Charles E. Adair	14,607				*
Néstor Cano	23,338		8,637		*
Charles V. Dannewitz	6,773		2,692		*
Robert M. Dutkowsky	132,865	(3)	29,580	(4)	*
Harry J. Harczak, Jr.	11,941				*
Jeffery P. Howells	32,413	(5)	8,526		*
Kathleen Misunas	22,773				*
Thomas I. Morgan	13,455				*
Joseph H. Quaglia	7,203		2,694		*
Steven A. Raymund	193,641	(6)			*
Patrick G. Sayer	7,219				*
John A. Tonnison	14,575		2,777		*
Savio W. Tung	14,457				*
David M. Upton	9,233				*
All executive officers and directors as a group (20 persons)	562,114	(7)	76,089		1.8%
Five Percent Shareholders
FMR, LLC 245 Summer Street Boston, MA 02210	3,745,250	(8)	—		10.6%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	3,209,534	(9)	—		9.1%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	3,068,500	(10)	—		8.7%
Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, TX 78746	2,950,804	(11)	—		8.4%

*	Beneficial ownership represents less than 1% of the Company’s outstanding shares of common stock.
(1)	The address for these beneficial owners is 5350 Tech Data Drive, Clearwater, Florida 33760.
(2)	Includes shares held by Mr. Cano (2,606) and the executive officers and directors as a group (3,284) in the Employee Stock Purchase Plan.
(3)

Includes 19,525 hold-to-retirement RSUs (“HREs”) which vested on April 11, 2015, out of which 18,765 net shares of common stock will be distributed to Mr. Dutkowsky upon his “separation from service” as defined in the HRE grant agreement. For a description of Mr. Dutkowsky’s HREs see footnote (3) to the “Outstanding Equity Awards at Fiscal Year End” table.

(4)	Includes 19,525 HREs which vested on March 26, 2016.
(5)

Mr. Howells retired as Executive Vice President, Chief Financial Officer of the Company effective June 5, 2015 and, as a result the number of direct shares held by Mr. Howells for purposes of the table was determined as of April 13, 2015.

(6)

Includes 174,805 shares owned by a family trust which is controlled by Mr. Raymund; 7,750 shares in a foundation controlled by Mr. Raymund; 500 shares by inter vivos trusts of which Mr. Raymund is trustee; and 10,586 shares owned by various trusts for family members of which Mr. Raymund is a trustee.

(7)	This amount includes Mr. Howells’ shares which were determined as set forth in footnote (5) above.
(8)

According to Schedule 13G filed with the SEC on February 12, 2016 by FMR LLC (“FMR”) and its Vice Chairman, Abigail P. Johnson, reporting beneficial ownership of 3,745,250 shares: (a) members of the Johnson family, directly or through trusts, own approximately 49% of the voting power of FMR (a parent holding company for, among other entities, Fidelity Management & Research Company, an investment advisor); (b) due to their share ownership and entry into a voting agreement with certain other shareholders, members of the Johnson family may be deemed to form a controlling group with respect to FMR; and (c) as of December 31, 2015 the reporting persons had sole voting and dispositive power with respect to 3,745,250 shares.

(9)

According to a Schedule 13G filed with the SEC on January 27, 2016, reporting beneficial ownership of 3,209,534 shares, as of December 31, 2015, BlackRock, Inc. (“BlackRock”) has sole voting power with respect to 3,104,688 shares and sole dispositive power with respect to 3,209,534 shares.

(10)

According to a Schedule 13G filed with the SEC on February 10, 2016, reporting beneficial ownership of 3,068,500 shares, as of December 31, 2015, The Vanguard Group, Inc. (“Vanguard”) has sole voting power with respect to 45,733 shares, sole dispositive power with respect to 3,023,067 shares and shared dispositive power with respect to 45,433 shares.

(11)

According to a Schedule 13G filed with the SEC on February 9, 2016, reporting beneficial ownership of 2,950,804 shares, as of December 31, 2015, Dimensional Fund Advisors LP has sole voting power with respect to 2,920,985 shares and sole dispositive power with respect to reporting 2,950,804 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During fiscal 2016, the executive officers and directors of the Company timely filed with the SEC reports relating to transactions involving equity securities of the Company beneficially owned by them. The Company has relied on the written representation of its executive officers and directors and copies of the reports they have filed with the SEC in providing this information.

CORPORATE GOVERNANCE MATTERS

BOARD OF DIRECTORS

The Board oversees the Company’s management in its conduct of the business. The Board holds regularly scheduled meetings at least quarterly and otherwise as appropriate to consider corporate decisions requiring its attention and action. The Board has four committees, the Audit Committee, Compensation Committee, Governance and Nominating Committee and Cybersecurity Committee (the “Committees”), the principal responsibilities of which are described below. Each of the Committees meets regularly and has a written charter. Representatives from the Company’s legal department regularly provide updates on legal and regulatory matters to the Board and Committees.

The Board has made an affirmative determination that Charles E. Adair, Harry J. Harczak, Jr., Kathleen Misunas, Thomas I. Morgan, Patrick G. Sayer, Savio W. Tung, and David M. Upton are independent within the meaning of applicable law and the NASDAQ Stock Market (“NASDAQ”) listing requirements. There were no relationships between any director and the Company that required review in connection with the Board’s independence determination. Each member of each of the Audit, Compensation and Governance and Nominating Committees is independent within the meaning of applicable law and the NASDAQ listing requirements.

The Board has adopted Corporate Governance Principles that are available on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor. Additionally, the Company has adopted a code of business conduct and ethics for directors, officers (including the principal executive officer, principal financial officer, and principal accounting officer), and employees, known as the Code of Conduct, which is available on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor.

During fiscal 2016, the Board held six regularly scheduled meetings and seven additional special meetings, for a total of 13 meetings. All members of the Board attended 75% or more of the total number of meetings of the Board and all Committees on which he or she served. All directors except one were present at the 2015 Annual Meeting of Shareholders that was held on June 3, 2015. It is the policy of the Company for the Board members to attend the Annual Meeting, when possible in person, or by telephone or videoconference.

The current members of the Board of Directors are as follows:

Name	Age(1)	Independent	Audit Committee	Compensation Committee	Governance and Nominating Committee	Cybersecurity Committee
Charles E. Adair(2)	68	✓	✓		✓(3)
Robert M. Dutkowsky	61
Harry J. Harczak, Jr.	59	✓	✓(3)		✓
Kathleen Misunas	65	✓		✓	✓	✓(3)
Thomas I. Morgan	62	✓		✓(3)	✓
Steven A. Raymund(4)	60
Patrick G. Sayer	58	✓	✓		✓
Savio W. Tung	65	✓	✓		✓
David M. Upton(5)	56	✓		✓	✓	✓

(1)	As of the Annual Meeting date.
(2)	Lead independent director.
(3)	Chairperson.
(4)	Chairman of the Board.
(5)	Mr. Upton will retire from the Board upon the conclusion of his current term and will not stand for reelection.

The following provides biographical information about the eight nominees for election to the Board at the 2016 Annual Meeting as well as their qualifications and skills:

Charles E. Adair

Charles E. Adair has served as a Director since 1995. Mr. Adair has been a partner of Cordova Ventures and Kowaliga Capital, Inc. (venture capital fund management companies) since 1993, where he serves as manager of venture capital funds. Mr. Adair was associated with Durr-Fillauer Medical, Inc. where he served in various capacities including President and Chief Operating Officer from 1981 to 1992. Mr. Adair serves on the Board of Directors of Torchmark Corporation, where he has served since 2003 and is currently Chair of the Governance and Nominating Committee. In October 2015, Mr. Adair joined the Board of Directors of Rayonier Advanced Materials, Inc. where he serves on the Audit and Nominating and Corporate Governance Committees. Mr. Adair served on the Board of Directors of PSS World Medical, Inc. (“PSS”), most recently as Chair of the Audit Committee and Executive Committee, from 2002 through February 2013, when PSS was acquired by McKesson Corp. Mr. Adair is a Certified Public Accountant (inactive) and holds a B.S. degree in Accounting from the University of Alabama.

Mr. Adair is well qualified to serve as a member of the Company’s Board. He is a financial expert whose accounting background, service on numerous boards, executive and financial roles in the pharmaceutical distribution industry position him well to understand and provide value related to finance, management, operations, governance and risk.

Robert M. Dutkowsky

Robert M. Dutkowsky has served as a Director since joining Tech Data as CEO in 2006. His career began with IBM where, during his 20-year tenure, he served in several senior management positions including Vice President, Distribution—IBM Asia/Pacific. Prior to joining Tech Data, Mr. Dutkowsky served as President, CEO, and Chairman of the Board of Egenera, Inc. (a software and virtualization technology company) from 2004 until 2006, and served as President, CEO, and Chairman of the Board of J.D. Edwards & Co., Inc. (a software company) from 2002 until 2004. He was President, CEO, and Chairman of the Board of GenRad, Inc. from 2000 until 2002. Starting in 1997, Mr. Dutkowsky was Executive Vice President, Markets and Channels, at EMC Corporation before being promoted to President, Data General, in 1999. Mr. Dutkowsky has served on the Board of Directors of ADT Corporation since 2012, where he also serves on its Compensation Committee. Mr. Dutkowsky holds a B.S. degree in Industrial and Labor Relations from Cornell University.

Mr. Dutkowsky is well qualified to serve as a member of the Company’s Board. The experiences and skills he developed as a senior executive at one of the leading technology companies in the world and as the Chairman and CEO of other technology and software businesses allow him to provide value related to finance, management, operations, and risk. In addition, as CEO, Mr. Dutkowsky’s direct participation in the Board is essential to the effective implementation of corporate strategy and the Board’s directions.

Harry J. Harczak, Jr.

Harry J. Harczak, Jr. has served as a Director since 2008. Mr. Harczak has been a Managing Director of Sawdust Capital, LLC (a private investment firm) since 2008. Mr. Harczak was an executive at CDW Corporation (a leading direct marketer of IT hardware and software products) from 1994 until 2007, serving his last five years as Executive Vice President and as an Executive Committee member. He was also CDW’s Chief Financial Officer for seven years. Prior to CDW, Mr. Harczak served as an audit partner of PricewaterhouseCoopers where he worked for 16 years serving public and private clients in the retail, distribution, and financial services community. Currently, Mr. Harczak serves on the Board of Directors of U.S. Cellular Corporation, where he is the designated financial expert of the Audit Committee and has served since 2003. He also serves on the boards of the Goodman Theater of Chicago and DePaul University. Mr. Harczak is a Certified Public Accountant (inactive) and holds a B.S. degree from DePaul University and a Master’s degree in Business Administration from the University of Chicago.

Mr. Harczak is well qualified to serve as a member of the Company’s Board. He was an audit partner at PricewaterhouseCoopers auditing public and private companies and the CFO and senior executive for one of the largest IT resellers in the Americas. He has substantial executive and financial experience within the IT distribution channel, which allow him to provide value related to finance, management, operations, and risk.

Kathleen Misunas

Kathleen Misunas has served as a Director since 2000. Ms. Misunas is Principal of Essential Ideas (a business advisory service), a company she founded in 2001. She was Chief Executive Officer of AirTreks, Inc. in 2001 and Chief Executive Officer and President of brandwise LLC in 1999 and 2000. Ms. Misunas was employed by Reed Elsevier PLC from 1996 to 1998, serving as Chief Executive Officer of Reed Travel Group in 1997 and 1998. Prior to this, Ms. Misunas was employed by AMR Corporation for 22 years, last serving as President and Chief Executive Officer of the SABRE Group (a division of AMR Corporation) and Chief Information Officer of American Airlines, Inc. Ms. Misunas also served on the Board of Directors of Canadian Tire Corporation from 2001 until 2006. Ms. Misunas attended Moravian College and American University.

Ms. Misunas is well qualified to serve as a member of the Company’s Board. She has held executive management positions in global distribution and product automation businesses, including in the roles of CEO, president, and chief information officer. Given the importance of the Company’s engagement with customers through various enterprise systems and e-commerce initiatives and the importance of the security of our IT systems, Ms. Misunas’s experience and expertise in this area is of significant value to the Company. Additionally, her background in scaling businesses has provided human resource expertise, as well as compensation and benefits knowledge to the Company. These skills and experiences allow her to provide value related to management, operations, and risk.

Thomas I. Morgan

Thomas I. Morgan has served as a Director since 2007. Mr. Morgan served as Chairman of the Board of Directors and Chief Executive Officer of Baker & Taylor, Inc. (a leading distributor of physical and digital books) from 2008 until January 2013. Mr. Morgan served as Chief Executive Officer and a member of the Board of Directors of Hughes Supply, Inc. from May 2003 until March 2006 when the company was purchased by The Home Depot, Inc. He joined Hughes Supply in 2001 as President and Chief Operating Officer. Prior to Hughes Supply, Mr. Morgan served as Chief Executive Officer of EnfoTrust Network from 2000 to 2001, Value America in 1999, and US Office Products from 1997 to 1999. Mr. Morgan began his career with Genuine Parts Company (“GPC”), where he held positions of increasing responsibility throughout the organization. He concluded his 22-year career with GPC in 1997, serving as Executive Vice President of S.P. Richards Co. (a wholly-owned subsidiary of GPC). In 2012, Mr. Morgan was appointed to the Board of Directors of Rayonier, Inc., a leading international forest products company where he served as the Chairperson of the Compensation Committee and a member of the Nominating and Corporate Governance Committee until July 1, 2014 when Rayonier, Inc. was split into two companies, including Rayonier Advance Materials, Inc., where Mr. Morgan serves on the Board and is the Chair of the Compensation and Management Development Committee and a member of the Nominating and Corporate Governance Committee. Since 2013, Mr. Morgan has also served on the Board of Directors of ITT Educational Services, Inc. where he is Chair of the Compensation Committee and a member of the Audit Committee. Mr. Morgan holds a B.S. degree in Business Administration from the University of Tennessee.

Mr. Morgan is well qualified to serve as a member of the Company’s Board. His experiences include holding CEO and other senior executive officer positions at distributors of various products, including IT products and physical and digital content and value added services. His leadership roles in different distribution markets allow him to provide value related to management, operations, and risk.

Steven A. Raymund,

Chairman of the Board

Steven A. Raymund has served as a Director since 1986 and as Chairman of the Board since 1991. Mr. Raymund has been employed by the Company since 1981. He served as CEO from 1986 through September 2006. Mr. Raymund is a director of Jabil Circuit, Inc., where he is Chair of the Audit Committee and has served since 1996. In 2006, Mr. Raymund joined WESCO International, Inc. as a Director, and currently serves as a member of the Executive Committee and Chair of the Audit Committee. Mr. Raymund also served as a director of PopCap Games, Inc. from 2010 to 2011 where he served on the Audit and Compensation Committees. He has a B.S. degree in Economics from the University of Oregon and a Master’s degree from the Georgetown University School of Foreign Service.

Mr. Raymund is well qualified to serve as a member of the Company’s Board. He was the Company’s long-standing CEO who presided over the Company’s growth from 1986 to 2006. In addition, Mr. Raymund has substantial experience, knowledge, and relationships within the IT distribution channel that allow him to provide value related to finance, management, supplier and customer relationships, operations, and risk.

Patrick G. Sayer

Patrick G. Sayer has served as a Director since 2012. Since 2002, Mr. Sayer has served as Chief Executive Officer of Eurazeo SA, one of Europe’s leading publicly-held investment companies with more than 5 billion euros in assets. Previously, Mr. Sayer spent 20 years at Lazard, an international financial advisory and asset management firm, where he last served as managing director and head of Lazard’s Technology and Media group. Mr. Sayer has served as chairman of the Executive Board of Eurazeo since 2002, and serves on the Boards of Eurazeo portfolio companies Accor SA (5.18% owned by Eurazeo), ANF Immobilier (50.48`% owned by Eurazeo) and Europcar Groupe (42.3% owned by Eurazeo). He also previously served as a member of the Board of Rexel SA (a former Eurazeo affiliate). He is a judge at the Paris Court of Commerce. Mr. Sayer is a graduate of Ecole Polytechnique and Ecole des Mines de Paris. Mr. Sayer has a French Financial Analyst Degree and serves as a professor of finance at Dauphine University in Paris.

Mr. Sayer is well qualified to serve as a member of the Company’s Board. His extensive international business and finance experience allow Mr. Sayer to provide value related to finance and international operations, with a focus on European markets.

Savio W. Tung

Savio W. Tung has served as a Director since 2010. Mr. Tung is one of the founding partners of Investcorp (a global investment firm), where he is currently a Senior Advisor and the Chairman of Investcorp Technology Partners. Before joining Investcorp in 1984, he worked for Chase Manhattan Bank for 11 years, serving in its offices in New York, Bahrain, Abu Dhabi and London. He is currently an Independent Non-executive Director and a member and Chair of the Compensation Committee and a member of the Audit Committee, Risk Committee, and Strategy and Budget Committee of the Bank of China (Hong Kong) Limited. He was Chairman of the Board of Wireless Telecom Group Inc. from 2005 to 2010. He is a Board Member and Treasurer of the Aaron Diamond AIDS Research Center, an affiliate of Rockefeller University and a Board Member of the Committee of 100. Mr. Tung holds a BSc in Chemical Engineering from Columbia University.

Mr. Tung is well qualified to serve as a member of the Company’s Board. His extensive international business and financial experience allow Mr. Tung to provide value related to finance, international operations, and capital markets.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

The Company has separated the roles of Chief Executive Officer (“CEO”) and Chairman of the Board (“Chairman”). Robert M. Dutkowsky is the Company’s CEO and a Board member, and Steven A. Raymund is the Chairman of the Board and the Company’s former CEO. In addition to a Chairman, the Board has a lead independent director designated by the Governance and Nominating Committee, which is comprised solely of the Board’s independent directors. Thomas I. Morgan was the lead independent director for fiscal 2016 until his term expired at the Annual Meeting on June 3, 2015, at which time Charles E. Adair was elected lead independent director.

Mr. Raymund manages the relationships between the Board and the Company’s management and shareholders. The lead independent director chairs the meetings of the independent directors as described in the EXECUTIVE SESSIONS section, and is responsible for consolidating and expressing the views of the independent directors to the Board. The Board’s leadership structure allows the Board to benefit from the direct participation of its current CEO, while at the same time having overall Board leadership vested in a Chairman who is not a member of the current management team but who nonetheless has significant experience with the Company’s business and operations. The lead independent director facilitates the ability of the independent directors to provide independent and cohesive oversight and guidance.

The Board as a whole is responsible for Company risk oversight. Some of this oversight is exercised through the Board’s Audit, Compensation, Governance and Nominating, and Cybersecurity Committees, which report on their deliberations to the Board. The Board and its Committees solicit and receive reports from management on current and potential risks that are identified by either management or the Board. Areas of focus include competitive, economic, operational, financial, accounting, legal, regulatory, and compliance risks. The areas of risk overseen by the Board and its committees are summarized below. Each committee meets with key management personnel and outside advisors.

Board/Committee	Primary Areas of Risk Oversight
Board	Strategic, financial and execution risks and exposures, major litigation and regulatory and compliance exposures, risks and exposures associated with significant acquisitions, CEO succession planning, and other matters that may present material risks to the Company.

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, and disclosure and internal controls. Also risks and exposures associated with ethics and compliance, and the information technology environment.

Compensation Committee	Risks and exposures associated with executive and overall compensation and benefits, including equity incentive plans, leadership assessment, and management succession planning.

Governance and Nominating Committee	Risks and exposures related to corporate governance, shareholder relations and communications, Board and committee structures, Board performance, crisis management, and director succession planning.

Cybersecurity Committee	Risks and exposures related to the Company’s cybersecurity preparedness, the adequacy of Company resources and funding necessary to sustain a successful cybersecurity program and future cybersecurity and data privacy initiatives at the Company.

AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its oversight responsibilities for the reliability and integrity of financial reports and other financial information, compliance with legal and regulatory requirements, and with the Company’s systems of disclosure controls and internal controls over accounting and financial reporting and the audit process. The Audit Committee performs these functions by serving as an independent and objective party to monitor the financial reporting process and the disclosure and internal control systems. The Audit Committee has the authority and responsibility to select, oversee the performance of, and replace the independent accounting firm, and to oversee the activities and select or replace the provider of the internal audit function. The Audit Committee provides an open channel of communication between the independent accounting firm, management, internal audit, and the Board; reviews accounting and auditing issues identified by the independent accounting firm and by management in order to assess their potential impact on the Company; reviews reports from the Disclosure Committee, which is a committee of management; reviews reports and oversees the investigation of concerns regarding accounting, internal control, or auditing matters; and establishes procedures to receive complaints regarding the ethics of employees and Board members. To review the complete statement of duties and responsibilities of the Audit Committee, please see the Audit Committee Charter posted on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor.

The Audit Committee has a policy requiring pre-approval of all services to be provided by the Company’s independent accounting firm and will not approve prohibited non-audit services. See further discussion of the Company’s policy under Policy on Pre-Approval of Audit and Non-Audit Services of the Independent Accounting Firm in PROPOSAL NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017.

The members of the Audit Committee are Harry J. Harczak, Jr. (Chair), Charles E. Adair, Patrick G. Sayer and Savio W. Tung. Mr. Adair was the Chair of the Audit Committee until the Company’s Annual Meeting on June 3, 2015 at which time the Board appointed Mr. Harczak to the role of Chair. The Board has determined that Charles E. Adair and Harry J. Harczak, Jr. are “audit committee financial experts” as defined by Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”). All members of the Audit Committee are independent as defined by applicable law and the listing requirements of NASDAQ. The Audit Committee met nine times during fiscal 2016.

COMPENSATION COMMITTEE

The Compensation Committee is responsible for establishing the strategy for compensation, equity incentives, and benefits of the executive officers of the Company. The Committee recommends to the Board the annual compensation, equity grants, and benefits of the Chairman and of the CEO. The Committee approves the executives’ compensation programs and plans, including the methodologies for setting salaries and cash incentives, as well as equity-based incentive plans and other benefits, and determines the salary and other compensation of all executive officers of the Company other than the CEO. The Committee also administers the 2009 Equity Incentive Plan of Tech Data Corporation (the “Equity Plan”) and the Company’s Executive Incentive Bonus Plan (the “Bonus Plan”). Succession plans for executives other than the CEO are reviewed by this Committee. The Committee reviews and discusses with management the Compensation Discussion and Analysis (“CD&A”) prepared for inclusion in the Company’s Annual Report on Form 10-K and Proxy Statement and, based on such review, determines whether to recommend that the CD&A be included in the Annual Report on Form 10-K and the Proxy Statement. The Committee also prepares the Compensation Committee Report furnished with the Company’s Proxy Statement each year. The Committee’s processes and procedures for the consideration and determination of executive compensation, including the role of executive officers of the Company in making recommendations to the Committee regarding executive compensation and the role of compensation consultants in assisting the Committee in its functions, are described below in the COMPENSATION DISCUSSION AND ANALYSIS section. To review the complete statement of duties and responsibilities of this Committee, see the Compensation Committee Charter posted on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor.

The members of the Compensation Committee are Thomas I. Morgan (Chair), Kathleen Misunas, and David M. Upton. Ms. Misunas was the Chair of the Compensation Committee until the Company’s Annual Meeting on June 3, 2015 at which time the Board appointed Mr. Morgan to the role of Chair. All members are independent as defined by applicable law and the listing requirements of NASDAQ, “Non-Employee Directors” within the meaning of the Rule 16b-3 under the Exchange Act, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”). The Compensation Committee met seven times during fiscal 2016.

Compensation Committee Interlocks and Insider Participation

During fiscal 2016, none of the members of the Compensation Committee were, and none currently are, an employee or officer of the Company or had any relationship requiring disclosure under Items 404 or 407 of Regulation S-K under the Exchange Act. In addition, during fiscal 2016, none of the Company’s executive officers has served as a member of the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of the Company’s Board or Compensation Committee.

GOVERNANCE AND NOMINATING COMMITTEE

The Governance and Nominating Committee assists the Board in ensuring that the Board is appropriately organized and qualified to meet its fiduciary duties to the Company and its shareholders. The Committee develops and recommends the Company’s Corporate Governance Principles to the Board, and assists in determining if Board and committee members are qualified to serve in their assigned capacities. This Committee establishes policies for the identification, evaluation, and selection of director nominees, Board and Board member evaluation, the structure and operations of the committees, shareholder communication with the Board, and Board member attendance at the Annual Meeting. The Committee reviews the continuing education program for Board members and generally oversees governance issues. To review the complete statement of duties and responsibilities of this Committee, see the Governance and Nominating Committee Charter available in the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor.

The members of the Governance and Nominating Committee are Charles E. Adair (Chair), Thomas I. Morgan , Harry J. Harczak, Jr., Kathleen Misunas, Patrick G. Sayer, Savio W. Tung and David M. Upton. Mr. Morgan was the Chair of the Governance and Nominating Committee until the Company’s Annual Meeting on June 3, 2015 at which time the Board appointed Mr. Adair to the role of Chair. All Governance and Nominating Committee members are independent as defined by Rule 5605(a) (2) of the listing requirements of NASDAQ. The Governance and Nominating Committee met three times during fiscal 2016.

CYBERSECURITY COMMITTEE

The Cybersecurity Committee was formed by the Board on June 2, 2015 and assists the Board in setting expectations and accountability of management regarding cybersecurity preparedness, assessing the adequacy of resources and funding necessary to sustain a successful cybersecurity program at the Company and reviewing and assessing developments in the legal and regulatory environment. The Committee further provides advice and recommendations related to enhancing existing and developing future cybersecurity and data privacy initiatives at the Company. The Committee reviews the Company’s overall cybersecurity plan and information technology protection management strategy and related risks. The Committee reviews reports from the Company on cyber risks and future plans of the Company related to the security and storage of Company data and the establishment and maintenance of cybersecurity controls and processes.

The members of the Cybersecurity Committee are Kathleen Misunas (Chair) and David M. Upton. The Cybersecurity Committee met twice during fiscal 2016.

EXECUTIVE SESSIONS

The Board holds an executive session at each quarterly board meeting and may hold such sessions during special meetings. Executive sessions of the Board are attended only by the independent directors and such other attendees as they may request. The executive sessions of the Board are led by the lead independent director.

RELATED PERSON TRANSACTIONS

Management and the Audit Committee of the Board review all potential related person transactions. The Audit Committee is mandated by its charter to review and determine whether to approve related person transactions and has adopted a policy for such review. Management and the Audit Committee look to the rules of NASDAQ and of the SEC to determine what transactions may be considered to be of concern and apply these rules as the standard to determine whether a transaction or relationship would be permitted. Potential transactions or circumstances that may qualify as a related person transaction are reported to the Disclosure Committee of the Company and reviewed by the Audit Committee. The Audit Committee may approve, disapprove, or ratify a transaction and may issue conditions to ensure the transaction is conducted in a fair manner, consistent with the best interests of the Company and its shareholders.

Detailed questions are posed annually to the executive officers of the Company and to all members of the Board that require disclosure of any relationship or transaction that may be a related person transaction. These questionnaire responses are reviewed by management and disclosures are analyzed and reported to the entire Board. Potential issues are investigated. Related person transactions, if any, would be reviewed by the Board with respect to the independence of the Board member.

During fiscal 2016, the Company had no related person transactions requiring disclosure under Item 404(a) of Regulation S-K under the Exchange Act. We note that Robert M. Dutkowsky and Steven A. Raymund are members of the Board and employees of the Company. Mr. Dutkowsky’s compensation is disclosed in the SUMMARY COMPENSATION TABLE. Mr. Raymund’s position with the Company is as a part-time, non-executive employee. He receives a salary as a part-time employee but does not receive a cash incentive. Mr. Raymund’s compensation and benefit amounts that he received as a part-time employee of the Company are reported in the FISCAL 2016 BOARD OF DIRECTORS COMPENSATION TABLE and were approved by the independent members of the Board.

DIRECTOR ELECTIONS AND COMPENSATION

CANDIDATES FOR THE BOARD AND SHAREHOLDER RECOMMENDATIONS

The Governance and Nominating Committee will consider director candidates recommended by our shareholders, other Board members, and executives. The recommendation and evaluation process for candidates recommended by shareholders does not differ from the process followed for other candidates. Shareholders wishing to recommend a candidate should do so by submitting the recommendation in writing to the Chair of the Governance and Nominating Committee or to the Company’s CEO at 5350 Tech Data Drive, Clearwater, Florida, 33760. Any recommendation submitted must include a resume, personal references, and background information as well as the name and contact information of the recommending shareholder. Florida law requires that all candidates must be at least 18 years of age to qualify. All qualified candidates will be considered for nomination in accordance with the provisions of the Company’s Corporate Governance Principles that are available in the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor and such other criteria as may be established by the Governance and Nominating Committee at the time an open position on the Board is being considered to be filled.

At a minimum, candidates for a position on the Company’s Board should have qualities including but not limited to: (i) high ethical standards; (ii) sound integrity; (iii) an inquisitive nature; (iv) a strong commitment to make decisions and take actions guarding the long-term interests of shareholders; (v) seasoned judgment; (vi) a record of outstanding skills and accomplishments in their personal careers; and (vii) the ability and desire to communicate and participate actively in board and committee sessions. The Company’s Corporate Governance Principles include the Board’s commitment to seek in its members a broad range of diverse backgrounds, experiences and skills including: business analysis; international; gender, racial, ethnic and cultural diversity; strategic planning; marketing; management of financial reporting and internal controls; corporate financings; acquisitions and divestitures; information technology; global business trend assessment; and other backgrounds, experiences and skills relevant to the Company’s business. The Committee implements its consideration of such diversity as part of a variety of weighted factors in evaluating Board nominees and assesses the effectiveness of its nomination process based on the potential nominees that result in light of existing Board membership and identified strategic needs.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company currently has nine directors who serve on the Board. At the 2016 Annual Meeting eight of our current directors will be up for reelection. Mr. Upton is retiring from the Board effective as of the 2016 Annual Meeting and will not be standing for reelection.

All directors are to hold office for annual terms or until their successors have been elected and qualified or as otherwise provided in the Company’s Bylaws. In the event any nominee is unable to serve, the persons designated as proxies may cast votes for other persons as substitute nominees. The Board has no reason to believe that any of the nominees named below will be unavailable, or if elected, will decline to serve. The eight nominees named below are presently directors of the Company.

The section titled “Corporate Governance Matters” of this Proxy Statement contains more information about the leadership skills and other experiences that caused the Governance and Nominating Committee and the Board to determine that these nominees should serve as directors of the Company.

Director Nominees

Name	Age*	Independent
Charles E. Adair	68	✓
Robert M. Dutkowsky	61
Harry J. Harczak, Jr.	59	✓
Kathleen Misunas	65	✓
Thomas I. Morgan	62	✓
Steven A. Raymund	60
Patrick G. Sayer	58	✓
Savio W. Tung	65	✓

*	As of Annual Meeting date.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THIS PROPOSAL TO ELECT THE EIGHT DIRECTOR NOMINEES NAMED ABOVE.

DIRECTORS COMPENSATION

It is the Board’s general policy that compensation for independent directors and the Chairman of the Board should be a mix of cash and equity-based compensation. Independent directors receive a base annual retainer fee, plus reimbursement for reasonable out-of-pocket expenses. In addition to the base annual retainer fee, each Committee chair receives an annual chair retainer and the members of each Committee receive a Committee membership retainer. At its June 2, 2015 meeting, the Compensation Committee reviewed independent director compensation in consultation with the Committee’s independent compensation consultant, Exequity LLP. During this meeting the Committee also considered the appropriate compensation for independent directors serving on the newly formed Cybersecurity Committee. Based on the information presented, including a report from Exequity showing that overall compensation for the Company’s independent directors was below the Company’s peer group median, the Committee recommended, and the Board approved, an increase in the base annual retainer for independent directors from $75,000 to $80,000 and, with respect to the Cybersecurity Committee, an annual retainer of $12,500 for the chairperson and $5,000 for other members. The annual retainer amounts are set forth in the following table:

POSITION	ANNUAL RETAINER
Chairman	$175,000
Independent Board members	$80,000	(1)
Lead Director	$25,000
Audit Committee Chair	$25,000
Other Audit Committee members	$12,500
Compensation Committee Chair	$20,000
Other Compensation Committee members	$7,500
Governance and Nominating Committee Chair	$12,500	(2)
Other Governance and Nominating Committee members	$5,000
Cybersecurity Committee Chair	$12,500
Other Cybersecurity Committee members	$5,000

(1)	Changes to the annual retainer were effective June 3, 2015.
(2)	If the chair of the Governance and Nominating Committee is also the Lead Director, only the Lead Director retainer is paid.

In addition to the annual retainer, a special meeting attendance fee of $1,500 per meeting (of 50 minutes or more in length) is paid if there are significantly more Board or Committee meetings than the regularly scheduled meetings. There were no special meeting fees for meetings in fiscal 2016.

With respect to equity-based compensation, independent directors receive equity incentives generally consistent with the philosophy for granting equity incentives to executive officers; i.e., to enable the non-employee directors to acquire and increase their proprietary interest in the long-term success of the Company, thus providing them with economic incentives linked to the Company’s financial performance and providing shareholder value. Stock options (other than incentive stock options), stock appreciation rights, restricted stock and other stock-based awards may be awarded under the Equity Plan based upon the recommendation of the Compensation Committee and approval of the Board. The Board may consider such factors as affordability of the awards to the Company, alignment with shareholder interests, and the retention and recruitment of effective directors. In fiscal 2016, as part of its review of independent director compensation noted above, the Committee recommended, and the Board approved, an increase in the regular annual equity grant value for independent directors from $95,000 to $110,000. Consistent with prior years, the fiscal 2016 equity grant was in the form of restricted stock units (“RSUs”).

The Company’s Corporate Governance Principles include Board-approved director stock ownership guidelines. All non-employee directors are required to accumulate shares of Company stock through direct purchases or retention of equity incentives, equal in value to a multiple of the base annual retainer (the “Stock Ownership Requirement”). The Stock Ownership Requirement is four times the base annual retainer and must be met no later than the fourth anniversary of a director’s initial election or appointment. Until the Stock Ownership Requirement is met, a director must retain 100% of the net shares generated, after tax, upon the vesting or net settlement of restricted stock or restricted stock unit equity incentive awards and 50% of the net shares generated, after tax, upon the vesting, settlement or exercise as applicable of any other equity incentive awards.

The following table summarizes the compensation paid to or earned by the independent directors and the Chairman during fiscal 2016:

FISCAL 2016 BOARD OF DIRECTORS COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Charles E. Adair	111,250	109,998	—	—	—	—		221,248
Harry J. Harczak, Jr.	101,250	109,998	—	—	—	—		211,248
Kathleen Misunas	102,500	109,998	—	—	—	—		212,498
Thomas I. Morgan	103,750	109,998	—	—	—	—		213,748
Steven A. Raymund	175,000	—	—	—	—	183,202	(2)	358,202
Patrick G. Sayer	95,000	109,998	—	—	—	—		204,998
Savio W. Tung	95,000	109,998	—	—	—	—		204,998
David M. Upton	92,500	109,998	—	—	—	—		202,498

[1]

The amounts for the year represent the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718. See the Company’s Annual Report on Form 10-K for the year ended January 31, 2016, Item 8—Employee Benefits Plans, for the assumptions used in valuing these RSUs in accordance with ASC Topic 718. The Stock Awards were granted on June 3, 2015 and have a grant date fair value of $62.82 per unit. All units fully vest one year from the date of grant. Upon vesting, the RSUs are settled in shares of the Company’s common stock. Outstanding RSUs unvested at the end of fiscal 2016 and vesting in fiscal 2017: Adair—1,751; Harczak—1,751; Misunas—1,751; Morgan—1,751; Sayer—1,751; Tung—1,751; Raymund—0; Upton—1,751.

[2]

This amount represents Mr. Raymund’s compensation as a part-time, non-executive employee, and consists of an annual salary ($100,000), contributions by the Company to his 401(k) Savings Plan ($3,000), allocation for office space, supplies, and a percentage of the salary and benefits for his administrative assistant for providing non-Company related services to Mr. Raymund ($72,376), personal use of the Company’s corporate jet ($7,422) and purchases from the Company at a discount ($404).

INDEPENDENT ACCOUNTING FIRM

AND AUDIT MATTERS

REPORT OF THE AUDIT COMMITTEE

Audit Committee Role

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing reports thereon. The Audit Committee’s responsibility is to monitor these processes. The Audit Committee meets with management, the provider of the internal audit function, and the independent accounting firm to facilitate communication. The Audit Committee has the authority and available funding to investigate any matters within the scope of its responsibilities and to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any such investigation. In addition, the Committee appoints the Company’s independent accounting firm and pre-approves all audit and non-audit services to be performed by the independent accounting firm.

In this context, the Audit Committee has discussed with the Company’s independent accounting firm the overall scope and plans for the independent audit. The Audit Committee reviewed and discussed the audited financial statements with management and the independent accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Discussions about the Company’s audited financial statements included the independent accounting firm’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the independent accounting firm the other matters required to be discussed by PCAOB Auditing Standard No. 16 (Communications with Audit Committees). Management’s report and the independent accounting firm’s report and attestation on internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act were reviewed and discussed by the Audit Committee with management and the independent accounting firm.

Independence of Accounting Firm

The Company’s independent accounting firm provided to the Audit Committee the written disclosures and the letter required by Rule 3526 of the PCAOB, and the Committee discussed the independent accounting firm’s independence with management and the independent accounting firm. In addition, the Committee considered whether the non-audit services provided by the independent accounting firm could impair its independence and concluded that such services would not.

Recommendation

Based on: (i) the Audit Committee’s discussion with management and the independent accounting firm; (ii) the Audit Committee’s review of the representations of management; and (iii) the report of the independent accounting firm to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016 (the “Fiscal 2016 10-K”) filed with the SEC.

AUDIT COMMITTEE

Harry J. Harczak, Jr., Chair

Charles E. Adair

Patrick G. Sayer

Savio W. Tung

The report of the Audit Committee shall not be deemed to be filed with the SEC except to the extent that the Company specifically incorporates this information by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017

The Audit Committee selected Ernst & Young LLP (“Ernst & Young”) to serve as our independent registered certified public accounting firm (“independent accounting firm”) for fiscal 2017. In selecting the independent accounting firm, the Audit Committee considers the firm’s independence; the quality, responsiveness, and expertise of the engagement team; the firm’s experience, leadership, structure, and compliance and ethics programs; the record of the firm in regulatory, litigation, and accounting matters; the firm’s financial strength; the performance on prior audits and engagements; and the appropriateness of the fees charged. Ernst & Young has been engaged as the Company’s independent accounting firm beginning with fiscal 2001. The global coordinating partner was changed in fiscal 2016 in accordance with the SEC’s partner rotation rules and the local engagement partner was changed in fiscal 2015. The Audit Committee has decided to submit its selection of Ernst & Young as our independent accounting firm to our shareholders for ratification as a matter of good corporate practice, although this is not required in our Bylaws or otherwise. If the selection of Ernst & Young is not ratified, it will be considered a direction for the Audit Committee to review its future selection of our independent accounting firm. The Audit Committee retains the discretion to select a different independent accounting firm if it determines that such a change would be in the best interest of the Company and our shareholders.

The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young as well as the fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the accounting firm’s independence. To avoid potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent accounting firm. We have not obtained any prohibited services from Ernst & Young. For additional information and details concerning the Audit Committee and its activities with Ernst & Young, see REPORT OF THE AUDIT COMMITTEE.

Representatives of Ernst & Young are expected to be present at the Annual Meeting, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from shareholders.

Independent Accounting Firm Fees

The following table shows all fees for professional services provided by Ernst & Young for fiscal 2016 and 2015.

	2016	2015
Audit fees(1)	$7,994,000	$8,355,000
Audit-related fees(2)	2,000	67,000
Tax fees(3)	428,000	791,000

Total	$8,424,000	$9,213,000

(1)

Audit Fees—This category includes the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, review and attestation of internal control over financial reporting and services that are normally provided by independent accounting firms in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions, services in connection with SEC registrations and filings, and the preparation of written correspondence on internal control matters.

(2)

Audit-Related Fees—This category consists of assurance and related services rendered by Ernst & Young that are not reported under “Audit Fees.” The services for fees disclosed under this category principally include due diligence in connection with contemplated acquisitions, accounting consultations, and attest services.

(3)	Tax Fees—This category consists of professional services rendered by Ernst & Young for tax return preparation, tax compliance, tax advice, and tax audit assistance.

Policy on Pre-Approval of Audit and Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is subject to a specific budget. Management is required to seek pre-approval of services that will exceed the budget or for services that are not detailed in an existing pre-approval. The Chair of the Audit Committee is delegated the authority to pre-approve certain services between regularly scheduled meetings, capped at a value of $500,000, with ratification by the Audit Committee at the next regularly scheduled meeting. Management reports quarterly to the Audit Committee regarding the extent of services provided by the independent accounting firm in accordance with this pre-approval, and the fees for the services performed to date. During fiscal 2016, all services were approved by the Audit Committee in accordance with this policy.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017.

COMPENSATION

Report of the Compensation Committee

The Compensation Committee (the “Committee”) has reviewed the COMPENSATION DISCUSSION AND ANALYSIS section and discussed that analysis with management and the Committee’s independent compensation consultant. Based upon this review and discussion, the Committee recommended to the Board of Directors that the COMPENSATION DISCUSSION AND ANALYSIS section be included in the Company’s Fiscal 2016 10-K and Proxy Statement.

Compensation Committee:

Thomas I. Morgan, Chair

Kathleen Misunas

David M. Upton

The report of the Compensation Committee does not constitute soliciting material and will not be deemed to be filed or incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we review the objectives and elements of the Company’s executive compensation program and discuss and analyze the fiscal 2016 compensation decisions for (i) our CEO, (ii) our current CFO, (iii) our former CFO who retired on June 5, 2015 and (iv) each of our three other most highly compensated executive officers (collectively, our Named Executive Officers or “NEOs”) who were employed as of the last day of fiscal 2016:

•	Robert M. Dutkowsky—Chief Executive Officer

•	Charles V. Dannewitz—Executive Vice President, Chief Financial Officer

•	Jeffery P. Howells—Former Executive Vice President, Chief Financial Officer

•	Néstor Cano—President, Europe

•	Joseph H. Quaglia—President, the Americas

•	John A. Tonnison —Executive Vice President, Chief Information Officer

The Company’s fiscal year is from February 1 through January 31, and therefore this report covers the time period from February 1, 2015 through January 31, 2016. Mr. Dutkowsky, Mr. Howells, Mr. Cano and Mr. Quaglia were NEOs for fiscal 2015 and remain NEOs in fiscal 2016. Mr. Dannewitz was promoted from the position of Senior Vice President, regional Chief Financial Officer for the Americas to the position of Executive Vice President, Chief Financial Officer of the Company effective on June 6, 2015 and is a new NEO for fiscal 2016. Mr. Tonnison was a NEO in fiscal 2014.

Executive Summary

The Company’s business priority for fiscal 2016 was to optimize our operations and leverage our cost structure by aligning our resources with more strategic, higher-growth areas. This focus allowed us to achieve our financial objectives of:

•	Gaining share in select product areas in the geographies in which we operate;

•	Improving operating income by growing gross profit faster than operating costs; and

•	Deploying the right level of capital that yields solid operating cash flow generation and a return on invested capital (“ROIC”) that is above our weighted average cost of capital.

The achievement of our business priorities and financial objectives help align the Company’s performance with the long-term interests of our shareholders. Successful execution is measured and rewarded in our compensation plan in the selection of our performance measures. The performance measures for our NEOs are earnings per share (“EPS”), ROIC, regional profitability measured in dollars or euros, and regional profitability as a percentage of sales.

These performance measures and their associated performance goals are developed and set in connection with our annual operating plan (“AOP”) and directly determine the amount of annual bonus paid to our NEOs. All of our NEOs have the performance measures of EPS and ROIC, with ROIC being determined on a global basis for our NEOs with global responsibility and on a regional basis for those NEOs with a regional responsibility. EPS targets are designed to reflect the Company’s emphasis on achieving profitable growth. ROIC targets above the Company’s benchmark weighted average cost of capital are designed to reflect both improved profitability and effective capital allocation. In addition, for our NEOs with regional responsibility, regional profitability measured in euros or dollars, and regional profitability as percentage of sales, are designed to reflect the Company’s emphasis on achieving profitable growth. We believe that collectively these performance measures encourage both profitable growth and capital efficiency, and create long-term value for our shareholders. The Company’s performance measures, fiscal 2016 performance measure attainment (%), and fiscal 2016 bonus payout (%) are shown below.

Performance Measure	Fiscal 2016 Attainment %	Fiscal 2016 Bonus Payout %
EPS	113%	190%
ROIC	Worldwide: 100% Europe: 112% Americas: 89%	Worldwide: 125% Europe: 185% Americas: 83.5%
Regional profitability ($/euro)	Europe: 120% Americas: 89%	Europe: 200% Americas: 83.5%
Regional profitability (%)	Europe: 113% Americas: 90%	Europe: 190% Americas: 85%

What We Do and What We Do Not Do

Our compensation program is constructed in conformity with prevailing governance standards. The following are some of the key compensation practices we follow to drive performance, as well as some practices we avoid because we do not believe they promote our long-term goals.

What We Do	What We Do Not Do

• Bonus is a significant portion of total direct compensation and the bonus is performance-based and not guaranteed	• No dividends or dividend equivalents on unvested equity awards

• Mitigate undue risk in compensation programs	• No repricing of underwater stock options

• Maintain equity ownership guidelines for executives	• No tax gross-ups related to change in control

• Provide minimal perquisites

• Prohibit hedging and pledging of Company securities by directors and executive officers

• Provide reasonable post-employment and change in control protection to executives

• Use an independent compensation consultant who does not provide other services to the Company

• Maintain a Compensation Committee comprised only of independent, non-employee directors

Shareholder Approval of our Program

At the most recent Annual Meeting held on June 3, 2015, 94% of votes cast were in favor of the non-binding proposal to approve the compensation paid to our NEOs for fiscal 2015. The Company and the Committee considered this strong shareholder support when structuring the components of the Company’s compensation program for fiscal 2016.

Elements of Compensation

Principal Compensation Elements

Our compensation program comprises three fundamental elements that correspond to the various aspects of an executive’s responsibilities: base salary, annual cash incentive bonus and long-term equity awards (in aggregate, “target total direct compensation”).

The following table describes each of our compensation elements and the role it plays in promoting our compensation program goals, including its rationale and philosophy related to those goals and elements:

Compensation Element	How Supports Goals	Rationale/ Philosophy
Base Salary	Attract and retain quality leaders.	The Company’s leaders identify and guide the execution of our strategies. They manage organization assets (people, physical assets, business relationships and capital) to achieve short- and long-term success. A competitive base salary is integral to securing the quality leadership talent needed and subject matter expertise to compete in our competitive markets.
Bonus	Communicate key indicia of success; promote decision making that maximizes performance results.	Bonuses strengthen the prospect of achieving performance goals because payment is contingent on achievement of performance measures that are aligned with the Company’s AOP. Additionally, bonuses help synchronize activity across the organization by communicating common expectations and coordinating executive activity.
Equity Awards	Retain leaders who drive performance to improve long-term shareholder value.	We commit to maintain a clear alignment between executive compensation and the creation of long-term shareholder value. We grant equity awards of such types, at such amounts and with such vesting patterns as to influence executive decision making that enhances long-term Company performance. Equity compensation aligns executive and shareholder interests, connects performance and reward, promotes senior executive retention and encourages top management continuity.
Total Direct Compensation	Demonstrate responsible cost management.	Our Company operates on a very low cost model, therefore compensation must be managed within strict financial constraints. Our compensation levels are based upon affordability related to the Company’s AOP; the types and sizes of equity awards are influenced by associated costs to the Company in relation to the AOP.

Other Compensation Elements

We provide our NEOs with basic health and welfare benefits that are generally the same as those made available to other salaried employees located in the same jurisdiction. The table below highlights certain other compensation components we offer and certain components we have decided not to offer our NEOs consistent with our cost-sensitive approach to compensation.

WHAT WE OFFER	WHAT WE DO NOT OFFER
Medical and dental insurance	Supplemental or other non-qualified pension plans
401(k) Savings Plan	Post-retirement medical benefits
Nonqualified deferred compensation plan	Post-retirement life insurance benefits
Executive Choice Plan*	Tax reimbursement or “gross up” payments for Executive Choice Plan benefits
*	Our Executive Choice Plan benefit is capped at between $10,000 and $20,000 depending on the participant’s position, and reimburses the participating executive for tax and estate counseling, individual insurance premiums, personal and professional development expenses, and club memberships.

Oversight of the Compensation Program

The Company’s executive compensation program is administered and overseen by the Committee with assistance from the CEO and other officers, as appropriate. The Committee selects and retains an independent compensation consultant who reports directly to the Committee to assist it in the performance of its duties. The following table identifies the roles and responsibilities of the Committee and Management in the oversight of the Company’s executive compensation program:

Compensation Committee	Management

•      Sets policies and gives direction to management on all aspects of the executive compensation program

•      Based upon performance, evaluates, determines and approves compensation (salary, bonus and equity awards) for each executive officer (except the CEO whose pay is recommended by the Committee and subject to approval by the full Board)

•      Determines the terms and conditions of equity incentive awards for all award recipients

•      Reviews succession planning to mitigate the risk of executive departure and to help ensure individual development and bench-strength through different tiers of Company leadership

•      Evaluates and considers regulatory and legal perspectives on compensation matters, rating agency opinions on executive pay, published investor compensation policies and position parameters, and recommendations of major proxy voting advisory firms

•      Coordinates with the other committees of the Board to identify, evaluate and address potential compensation risks, where they exist

•        Analyzes competitive information supplied by the independent compensation consultant in light of the Company’s financial and operational circumstances

•        Evaluates market data for each executive position within the context of:

•      Each role’s importance to the Company’s business model;

•      The executive’s expected contribution in light of the responsibilities inherent in his or her position; and

•      The risks inherent in the AOP

•        Considers how other factors ought to affect pay decision making, such as the Company’s AOP, targeted earnings, internal pay equity, overall financial performance and the Company’s ability to absorb increases in compensation costs

•        Uses the data and analysis to formulate recommendations for the Committee’s review and consideration

Most of the year’s significant compensation decisions (those pertaining to the setting of base salaries, bonus targets and equity award percentages) are typically made at the March meetings of the Committee and Board. In reaching its decisions regarding pay levels, the Committee does not aim to mirror any other particular company’s compensation levels. Nonetheless, the Committee does consider other companies’ practices that might be pertinent to our character as a distributor with narrow profit margins and to the fact that we operate in multiple geographic locations with their own regulatory obligations and market considerations.

The Committee selects and engages a compensation consulting firm and authorizes its work. Reports and advice from the consultant may be requested by and are shared between the Committee, the Board, and management. The Committee’s historical practice has been to engage compensation consultants that are independent, and its Charter requires it to evaluate compensation consultant and advisor independence and conflicts of interest pursuant to applicable law and listing standards. Our compensation consultant for fiscal 2016 was Exequity LLP. In December 2015, the Committee evaluated Exequity’s independence using the factors set forth in NASDAQ Rule 5605(d)(3)(D) and confirmed Exequity’s independence.

Philosophy, Practice and Determination of Compensation for Fiscal 2016

Overall, our compensation program balances incentives to perform with competitive pay taking into account our low margin operating environment. The Committee considers all pay elements in setting the total compensation opportunity for each NEO. The Committee believes the balance between elements should vary for each NEO reflecting the differences in their roles and geographic location, the impact each NEO has on Company results, balance in the external market, our cost-conscious pay philosophy and internal pay equity. For example, the CEO’s allocation is structured to near-equally reward short-term performance and the long-term growth in shareholder value. The allocation of compensation value for the other NEOs stresses achievement of annual business goals, but ties a reasonable amount to the long-term creation of shareholder value. The value of the total compensation packages for each of our NEOs is informed by the median pay level for similarly positioned executives at other companies in our benchmark community.

Pay-for-performance is an important element of the Company’s compensation philosophy, and we adhere to the pay-for-performance objective in the administration of our executive compensation program. NEO annual target bonuses range from 70% to 120% of base salary at target and actual bonus payments are directly tied to performance against pre-established performance targets. Merit increases to base salary (“CMI”) tend to be modest, but are also made after considering several factors, including individual and Company performance. Our annual equity awards are defined as a percentage of base salary plus target bonus, but the ultimate value of those awards is a function of share price, which ensures that pay-for-performance characterizes that element of our total compensation package as well.

Base Salary

The Committee’s practice is to set base salaries that, when combined with annual bonus opportunities, will attract and retain the highest quality executive talent. The Company’s strong consideration for controlling costs is achieved partially by its philosophy of conservatively setting compensation targets within range of peer group norms.

Accordingly, for fiscal 2016, the Committee determined that the CMI for our NEOs would be 3% for Mr. Dutkowsky, Mr. Quaglia and Mr. Tonnison, and 1% for Mr. Cano. Mr. Dannewitz received a CMI of 5% in his previous role as CFO, the Americas, and upon his subsequent promotion to Executive Vice President, CFO, received an additional base salary increase of 17% to better align his pay with compensation standards applicable to his new and expanded role.

Annual Bonus

Annual cash bonus opportunities are an important feature of our pay-for-performance compensation practices. The target bonus amount for each NEO is defined as a percentage of base salary that varies with the level of responsibility attendant to each NEO role. For fiscal 2016, the Board increased the target bonus for Mr. Dutkowsky from 100% to 120% of his base salary based on his exceptional performance as CEO and to further align his target total cash compensation with the achievement of annual financial goals. The Committee increased Mr. Dannewitz’s target bonus level from 50% to 75% in connection with his promotion to Executive Vice President, CFO. The Committee increased Mr. Tonnison’s target bonus level from 55% to 75% in recognition of his ongoing contributions, increasing level of responsibility and importance to the Company of his role. The following table shows target bonus opportunities for all NEOs in fiscal 2016 as a percentage of base salary:

Dutkowsky	120%
Dannewitz	75%
Howells	70%
Cano	85%
Quaglia	75%
Tonnison	75%

Payment of the bonus is conditioned on achievement of performance targets that are specified in advance for each NEO. The target bonus amount is subject to acceleration or deceleration depending on the level of over- or under-achievement. The selected performance measures and weightings for fiscal 2016 were:

Name	EPS	ROIC	Regional profitability measured in $/€	Regional profitability as % of sales
Dutkowsky	75%	25% (Worldwide)
Dannewitz(1)	75%	25% (Worldwide)
Howells(2)	75%	25% (Worldwide)
Cano	25%	25% (Europe)	25% (Europe)	25% (Europe)
Quaglia	25%	25% (Americas)	25% (Americas)	25% (Americas)
Tonnison	75%	25% (Worldwide)

(1)	Mr. Dannewitz’s performance measures and weighting changed from a regional to a worldwide alignment upon his promotion to Executive Vice President, CFO.
(2)

Pursuant to Mr. Howells’ retirement agreement he received the target bonus amount for fiscal 2016. For a more detailed description of Mr. Howells’ Retirement Agreement see the Company’s April 14, 2015 Current Report on Form 8-K (the “Retirement Agreement”).

Performance targets and measurement of achievement are calculated using non-GAAP measures with carefully discussed exclusions for unusual or infrequent occurrences, such as share repurchases and dispositions or restructuring charges that are not indicative of ongoing results. The performance targets and the acceleration/deceleration table are directly tied to the Company’s financial results in relation to its Board-approved AOP for the fiscal year. It is the Company’s practice to set target bonus percentages, performance targets and the acceleration/deceleration table for the coming year at its March Board meeting that follows the end of our fiscal year. At the same March Board meeting, the Committee typically decides if the performance targets were achieved for the just-completed fiscal year, and the extent to which there was over- or under-achievement for purposes of the deceleration/acceleration table.

The ROIC performance measure is a non-GAAP metric and for fiscal 2016 was calculated as follows:

(Adjusted Operating Income or Contribution Margin / Net Sales * (1—Estimated Effective Tax Rate for Year)) divided by (Net Cash Days / 365)

The main adjustments we made to GAAP measures in our audited financial statements were with respect to adjusted operating income and EPS. Under the Bonus Plan, we started with operating income on a GAAP basis and made adjustments for (a) the add-back of stock compensation expense, (b) the impact of the Company’s deferred compensation plan (c) the add-back of acquisition-related intangible assets amortization expense and (d) certain other items, including gains associated with legal settlements with certain manufacturers of LCD flat panel and cathode ray tube displays, a loss on disposal of subsidiaries, restatement and remediation related expenses, and a net benefit for various value added tax matters in two European subsidiaries. For EPS, we started with net income and weighted average shares outstanding on a GAAP basis. We then made adjustments for certain items, including the adjustments noted above, as well as the impact of share repurchases.

In fiscal 2016, the Committee approved performance targets it deemed to be challenging. To enhance motivation to achieve these goals, the Committee approved a bonus acceleration table pursuant to which 100% achievement would result in 125% target award payout. For fiscal 2016, the deceleration and acceleration ranges set for the bonus were:

Deceleration & Acceleration of Cash Incentive Bonus Payments

Performance Measure	No payout if performance target is underachieved by:	Payout at 200% (maximum) if performance target is overachieved by:
EPS	50%	15%
Worldwide ROIC	50%	15%
Regional profitability (contribution margin) in €/$	50%	15%
Regional profitability (contribution margin) as %	50%	15%
Regional ROIC	50%	15%

The following table shows how much of the bonus for each NEO was attributable to the performance measures applicable to that NEO.

Fiscal 2016 Bonus Payout Amounts ($) by Performance Measure

Name	Total Bonus Payment	Amount attributable to EPS	Amount attributable to Worldwide ROIC	Amount attributable to Regional ROIC	Amount attributable to regional profitability measured in $/€	Amount attributable to regional profitability as % of sales
Dutkowsky	$2,289,397	$1,877,635	$411,762	N/A	N/A	N/A
Dannewitz(1)	$534,991	$405,539	$80,908	$16,085	$16,085	$16,374
Howells(2)	$567,151	$425,363	$141,788	N/A	N/A	N/A
Cano	$1,291,047	$320,652	N/A	$312,214	$337,529	$320,652
Quaglia	$384,660	$165,351	N/A	$72,668	$72,668	$73,973
Tonnison	$569,362	$466,959	$102,403	N/A	N/A	N/A

(1)

Mr. Dannewitz’s target bonus opportunity as a percentage of base salary increased from 50% to 75% in connection with his promotion to Executive Vice President, CFO and, as a result, his Total Bonus Payment and amounts attributable to certain measures reflect the pro rata application of his new rate effective as of Dannewitz’s promotion.

(2)	Pursuant to Mr. Howells’ Retirement Agreement he received the target bonus amount for fiscal 2016 at the same time bonus payments were made to other NEOs.

Equity Awards

The Committee grants equity incentives to our NEOs under the shareholder-approved Equity Plan. Equity incentives are designed to create a mutuality of interest with shareholders by motivating executives to manage the Company’s business so that the shareholders’ investment will grow in value over time. By spreading the vesting of the grant over several years, the equity incentives also motivate employees to remain with the Company. This retention function is critical because the Company does not maintain a defined benefit pension plan and does not provide other post-retirement medical or life insurance benefits for NEOs due to their costs.

Equity incentives are granted at the fair market value on the date of grant and are typically granted annually at our March Board and Committee meetings. The Committee may, however, also approve equity incentives at any scheduled Committee meeting during the year as it determines necessary to enhance retention, motivate our NEOs, reward exceptional performance, or otherwise address unusual circumstances. Equity incentives for new hires and promotions are made at the regularly scheduled quarterly Committee meeting following the quarter in which the hire or promotion occurred.

The decision of what type of equity to grant and the value of the award is based upon an evaluation of the Company’s AOP, the desirability of long-term service from the executive officer, the perceived value to the executive, the dilutive effect to the shareholders, the effect of the accounting rules on expensing the award, and the number of equity incentive awards issued to other executive officers in the Company with approximately the same responsibility as the executive officer at issue. The value of the annual equity incentive award is typically set as a percentage of target total cash compensation.

The Company has used a variety of equity award vehicles over the years depending on the circumstances, and over the last six years has granted primarily Restricted Stock Units (“RSUs”). In fiscal 2016, the Committee decided to award equity incentives solely in the form of time-based RSUs after considering a variety of factors, including (1) various other types of equity awards, including performance based awards, and the affordability and perceived value to recipients of such equity awards; (2) the equity award practices of peer group companies; and (3) the impact of the Company’s use of time-based RSUs on executive and Company performance. The time-based vesting element enables executives to focus on long-term goals and motivates retention. In recent years, including fiscal 2016, the Committee has issued RSUs that vest over three years, with 25% vesting on each of the first two grant date anniversaries and 50% vesting on the third grant date anniversary. Back-loading the vesting schedule provides extra retention incentives beyond that of simple pro-rata vesting.

The size of the fiscal 2016 annual equity grant for each individual NEO was determined by the Committee based upon the effectiveness of each NEO’s performance in the prior year, as well as an analysis of target total cash and direct compensation compared to the peer group. The grant date value of the fiscal 2016 grants for each NEO as a percentage of target total cash compensation is:

Dutkowsky(1)	115%
Dannewitz	55%
Howells	55%
Cano	55%
Quaglia	50%
Tonnison	55%

(1)	Mr. Dutkowsky’s grant date award value was capped at $2.5 million to comply with restrictions set forth in the Equity Plan.

In March, 2015, the Committee increased Mr. Tonnison’s equity grant as a percentage of target total cash compensation from 35% to 55% in recognition of his ongoing contributions and the increasing importance to the Company of his role. Also in March, 2015, Mr. Dannewitz received a one-time equity grant with a grant date fair value of $120,000 in addition to his annual grant for his exceptional performance in his role as Senior Vice President, CFO, the Americas. In June 2015, Mr. Dannewitz’s equity grant as a percentage of target total cash compensation was increased from 35% to 55% in connection with his promotion to Executive Vice President, CFO.

Perquisites

The Company provides minimal perquisites and does not consider them to be a significant component of its compensation package.

Severance Plan

The Severance Plan provides our NEOs with base salary and a pro-rata portion of certain incentive compensation over a specified period if the Company terminates an NEO’s employment without cause. The severance period is determined based upon the NEO’s position held at termination and years of service to the Company. Based on their current position and years of service, the continuation period as of January 31, 2016, for the receipt of base salary in the event of separation for Mr. Dannewitz, Mr. Quaglia and Mr. Tonnison is 24 months. The employment agreements of Mr. Dutkowsky and Mr. Cano set their severance benefit period for base salary at 24 months. In addition, the Severance Plan provides that a participant whose employment is involuntarily terminated for reasons other than gross misconduct will receive the portion of his or her annual cash incentive that is based on the Company’s performance, prorated through the date of such participant’s separation, not to exceed the lesser of actual performance or 100%. Mr. Cano’s employment agreement also provides a payment to him equal to two years of his target bonus in exchange for his agreement to two year noncompetition, no hire, and no interference restrictions.

Stock Ownership Guidelines

Our active NEOs are required to accumulate and retain shares of Company stock, through owned shares or retention of stock awards, equal in value to a multiple of their base salary. The target accumulations are four times base salary for Mr. Dutkowsky and two times base salary for Mr. Dannewitz, Mr. Cano, Mr. Quaglia and Mr. Tonnison. There is no specified time within which the defined share ownership must be attained; however, until the ownership target is met, these executive officers are required to retain 50% of all of the net shares generated, after tax, for any exercise of equity incentive awards.

IRS Code Section 162(m)

Section 162(m) of the Code imposes a limitation on the amount of compensation paid to each covered executive that can be deducted by the Company for federal income tax purposes. Compensation paid related to U.S. operations in excess of $1,000,000 is not deductible in the U.S. unless it meets criteria for exemption from the deduction limitation. Certain types of performance-based compensation are excluded from the limitations of Section 162(m). In structuring the overall compensation paid to the NEOs, the Committee considers the impact of the deduction limitation imposed by Section 162(m), but in some circumstances a portion of compensation may not be deductible.

Benchmarking

The Committee regularly assesses the appropriateness of total compensation opportunities for our NEOs by comparing them to prevailing practices at our peer group companies, measuring them against a survey of practices across a broader community of general industry organizations of similar size, and by soliciting guidance from the independent compensation consultant and input from management.

Peer Group—The peer group is chosen annually from among our operating competitors, other members of the IT industry, distributors as well as companies that share our operating characteristics (similar operating income percentages, low operating margins, and global operations), and companies with whom we compete for employee talent. The peer group selected for fiscal 2016 consisted of the following 13 companies (the “Peer Group”):

Anixter International Inc.	Insight Enterprises, Inc.
Arrow Electronics, Inc.	Scansource, Inc.
Avnet, Inc.	Synnex Corporation
CDW Corporation	United Stationers Inc.
Core-Mark Holding Company, Inc.	Wesco International, Inc.
Genuine Parts Company	W.W. Grainger, Inc.
Ingram Micro Inc.

Based on publicly available information, revenue for these companies ranged from $6.22 billion (25th percentile) to $14.08 billion (75th percentile), with the 50th percentile at $9.44 billion. Operating income margins ranged from 2.6 percent (25th percentile) to 5.7 percent (75th percentile), with the 50th percentile at 3.7 percent. The Committee also considers an analysis performed by Exequity that adjusts Peer Group company compensation levels to predict what those compensation levels would be if the Peer Group companies generated the Company’s revenues and operating income margin.

Survey Group—The Committee also considered pay data from a general industry group of companies representing a cross-section of manufacturing and services industries. This group’s reported revenue was between $10 billion and $50 billion and the median revenue was $17.16 billion. Information about the compensation practices for this group was prepared by the Committee’s independent compensation consultant and considered by management and the Committee. Management and the Committee believe it is important to consider data from the broader industry group in addition to the Peer Group because it allows for the consideration of data from companies that may have characteristics (such as higher profit margins) different from the Company but nonetheless compete with the Company for the same employee talent.

Employment Agreements with NEOs

As a general matter, the Company does not enter into individually negotiated employment agreements with our NEOs who are based in the United States, other than the CEO. Outside the United States, the Company is required in certain jurisdictions to enter into individual employment contracts with its employees, including its NEOs who are based in those jurisdictions. Accordingly, the Company has entered into an employment agreement with Mr. Cano as required by Spanish law. Mr. Cano’s agreement sets out his position, base salary, and bonus entitlement, as well as other terms of employment (as detailed in the “Potential Payments upon Termination or Change in Control” below). Mr. Cano’s employment agreement is more fully described in the Company’s January 20, 2014 Current Report on Form 8-K.

CFO Retirement

Mr. Howells retired from his position as the Company’s Executive Vice President, CFO effective June 5, 2015. Pursuant to his Retirement Agreement, the Company agreed that Mr. Howells would receive one year of his then current base salary paid in the typical bi-weekly pay periods and his fiscal year 2016 target bonus under the Bonus Plan, at the same time bonus payments were made to continuing employees. In addition, the Company agreed that Mr. Howells would continue to vest in the RSUs granted to him in April 2014 on the originally-scheduled vesting dates in calendar years 2016 and 2017. In consideration of the benefits in the Retirement Agreement, Mr. Howells agreed: (a) to continue employment with the Company from the date of the announcement of his retirement in April 2015 through June 5, 2015, (b) to support and assist in the transition of his duties, (c) to sign a release of claims, (d) to be bound by non-compete and non-solicitation restrictions for a period of one year following his retirement and (e) to forfeit all unvested equity awards held by him as of June 5, 2015, his retirement date, with the exception of the RSU’s granted to him in April 2014. The Retirement Agreement is more fully described in the Company’s April 14, 2015 Current Report on Form 8-K and is attached as Exhibit 10-BBam to the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2015.

CEO Compensation

The Committee reviews CEO compensation and provides a recommendation to the Board for approval in executive session outside of the presence of the CEO. Based upon the information provided by Exequity, Mr. Dutkowsky’s base salary in March 2015 was 118.5% of the Peer Group median; his target total cash compensation was 101.5% of the Peer Group median; and his target total direct compensation was 101.6% of the Peer Group median. Beginning with fiscal 2009, there have been no terms of Mr. Dutkowsky’s Employment Agreement effective October 2, 2006 (“Employment Agreement”) applicable to the cash incentive bonus determination or dictating the type and size of equity awards. Mr. Dutkowsky’s bonus performance measures, weightings, and deceleration/acceleration schedule were set in concert with the other NEOs.

A summary of the most significant continuing provisions of Mr. Dutkowsky’s Employment Agreement include: the right to be nominated for election as a member of the Board, the right to reject compensation that would trigger Code Section 280G excise tax, an obligation of confidentiality and not-to-compete owed to the Company, setting the severance plan benefits period at 24 months, a definition of what constitutes “gross misconduct,” and a right to severance for a good cause termination by Mr. Dutkowsky, including the election to terminate within a 30-day period six months following a change in control of the Company. The full Employment Agreement is included as Exhibit 10-AAnn to our Form 10-Q for the quarter ended October 31, 2006 filed on December 6, 2006.

Fiscal 2017 Compensation Developments

In March 2016, the Compensation Committee and Board approved several changes to the Company’s compensation program for fiscal 2017. First, the Committee decided to include performance based equity grants as a component of the Company’s annual equity grants to its executive officers, including all NEOs, and approved a form of grant agreement for performance based restricted stock units (“PBRSUs”). The form of PBRSU grant agreement was filed as an exhibit to the Company’s March 18, 2016 Current Report on Form 8-K. The Committee decided to grant PBRSUs to further align incentives for grantees with the long-term performance of the Company and with long-term shareholder value. The PBRSUs, which were awarded to all executive officers on March 22, 2016, have a three-year performance period and a performance measure of worldwide cumulative operating income. They contain a double trigger change in control provision, which means that if an acquirer or successor in a change in control assumes or continues the awards, vesting of the awards will only accelerate in connection with the change in control if the grantee has a qualifying termination of employment following the change in control.

Second, the Committee adopted a revised form of grant agreement for time-based RSUs that also contains a double trigger change in control provision. The revised form of RSU grant agreement was filed as an exhibit to the Company’s March 18, 2016 Current Report on Form 8-K. The annual equity grants of time-based RSUs made on March 22, 2016 to the Company’s officers were made on the new RSU grant agreement containing a double trigger.

Third, the Board approved a Change in Control Severance Policy (“CIC Policy”) on March 22, 2016. The initial participants in the CIC Policy are the Company’s executive officers, including the active NEO’s. The CIC Policy provides for double trigger severance benefits and a participant will be entitled to benefits under the CIC Policy only in the event that (1) there is a qualifying change in control of the Company, and (2) the participant’s employment with the Company is terminated by the Company without Cause or by the participant for Good

Reason within 24 months after the effective date of the Change in Control (as these terms are defined in the CIC Policy). For the current NEO participants, the CIC Policy provides for severance payments equal to (i) a multiple (which is 2.5 for the chief executive officer and 2 for all other NEOs) times the sum of the NEO’s base salary and target annual bonus, and (ii) a pro-rata annual bonus for the fiscal year of the Company in which the termination occurs, payable on the regularly scheduled payment date, determined based on actual performance of the Company (and in a manner consistent with how bonus determinations are made for continuing, active employees of the Company), prorated based on the number of days the individual was employed by the Company in the fiscal year prior to the date of termination. As a condition to participation in and to receive benefits under the CIC Plan, a participant must agree to be bound by certain restrictive covenants including the NEO’s agreement not to compete with the business of the Company for a period of one year following the NEO’s termination date. The CIC Policy was filed as an exhibit to the Company’s Annual Report on Form 10-K filed on March 24, 2016.

The following table presents information concerning compensation paid to or earned by our NEOs:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)(1)		Bonus ($)(1)	Stock Awards ($)(2)		Non-Equity Incentive Plan Compensation Earnings ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)		(d)	(e)		(g)	(h)	(i)		(j)
Robert M. Dutkowsky	2016	1,089,421		0	2,499,967		2,289,397	8,032	34,612	(3)	5,921,429
Chief Executive Officer	2015	1,057,690		1,692,354	4,832,421		0	6,162	28,315		7,616,942
	2014	1,074,807		636,525	0		0	0	32,152		1,743,484
Charles V. Dannewitz	2016	492,212		0	625,345		534,991	2,442	35,358	(4)	1,690,348
Executive Vice President, Chief Financial Officer

Jeffery P. Howells	2016	394,980	(5)	0	746,869	(6)	0	0	1,107,604	(7)	2,249,453
Former Executive Vice President, Chief Financial Officer	2015	780,448		874,128	1,449,567		0	0	25,436		3,129,579
	2014	793,079		328,773	0		0	0	41,462		1,163,314

Néstor Cano(8)	2016	790,726		0	713,523		1,291,047	0	132,332	(9)	2,927,628
President, Europe	2015	843,693		1,363,157	1,411,163		0	0	138,240		3,756,253
	2014	776,315		295,527	0		0	0	109,142		1,180,984
Joseph H. Quaglia	2016	460,504		0	406,119		384,660	0	27,975	(10)	1,279,258
President, the Americas	2015	447,092		370,498	525,536		0	0	26,333		1,369,459
John A. Tonnison	2016	433,495		0	420,540		569,362	0	28,744	(11)	1,452,141
Executive Vice President, Chief Information Officer	2015	420,869		370,376	453,542		0	0	15,489		1,260,276
	2014	427,680		139,291	0		0	0	18,615		585,586

Column lettering is consistent with lettering in Item 402(c)(1) of SEC Regulation S-K.

(1)	Includes amounts deferred at the applicable executive’s election under the 401(k) Savings Plan and Deferred Compensation Plan.
(2)

The amounts for each year represent the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718. See Item 8, Note 9-Employee Benefit Plans, of the Annual Report on Form 10-K for the fiscal year ended January 31, 2016 for the assumptions we used in valuing these RSUs in accordance with ASC Topic 718. Generally, the aggregate grant date fair value is the amount that the Company expects to expense in its financial statements over the award’s vesting schedule. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the executive. The value that may be realized by the executive may be different from the accounting expense because it depends on the stock price at time of vesting and sale, which may be higher or lower than the stock price on the date of grant.

No Stock Awards were granted to any of the NEOs in fiscal 2014. The amount of the Stock Awards approved by the Board and the Committee in fiscal 2015 included both an annual grant and additional equity grant to our NEOs and other employees who would have otherwise been eligible to receive a grant in fiscal 2014 but did not due to a financial restatement. For a complete description of the additional equity grants refer to the Company’s Annual Report on Form 10-K and Proxy Statement for fiscal 2015.
(3)

This amount is comprised of $20,000 earned pursuant to the Executive Choice Plan; contributions by the Company to Mr. Dutkowsky’s 401(k) Savings Plan ($6,719); and guest travel, food, lodging, participant activities, or gifts in connection with business-related events ($7,893, which includes $3,251 for tax reimbursement).

(4)

This amount is comprised of $20,000 earned pursuant to the Executive Choice Plan; contributions by the Company to Mr. Dannewitz’ 401(k) Savings Plan ($8,558); and guest travel, food, lodging, participant activities, or gifts in connection with business-related events ($6,800, which includes $1,860 for tax reimbursement).

(5)	This amount for Mr. Howells is comprised of $289,687 regular base pay through his retirement date of June 5, 2015 and $105,293 for accrued vacation through his retirement date.
(6)

This amount represents the Company’s expense for the modification of the RSUs previously granted to Mr. Howells in April 2014 to allow them to continue to vest in 2016 and 2017 following his retirement effective June 5, 2015, subject to his compliance with his Retirement Agreement.

(7)

This amount is comprised of (i) $20,000 earned pursuant to the Executive Choice Plan; (ii) contributions by the Company to Mr. Howells’ 401(k) Savings Plan ($6,277); (iii) $567,151 for Mr. Howells’ annual bonus paid to him at target pursuant to the terms of his Retirement Agreement; and (iv) severance payments of $514,176 paid bi-weekly at his regular base pay rate, for the period from his retirement date through January 31, 2016. In addition to these amounts, Mr. Howells’ Retirement Agreement provides for ongoing bi-weekly payments equal to his regular base pay rate through the first anniversary of his retirement. As of January 31, 2016, the amount of these remaining payments is $296,040.

(8)

The dollar value of Mr. Cano’s Salary and Other Compensation has been calculated using the average monthly exchange rate for British pounds sterling to U.S. dollars for the month in which the payment was made, and the dollar value of Mr. Cano’s Non-Equity Incentive Plan Compensation Earnings has been calculated using a weighted average pound-to-dollars exchange rate for the twelve months ended January 31, 2016.

(9)	This amount is comprised of $20,000 earned pursuant to the Executive Choice Plan; $18,265 for use of a Company leased automobile; and $94,067 in housing expense reimbursements.
(10)

This amount is comprised of $20,000 earned pursuant to the Executive Choice Plan, contributions by the Company to Mr. Quaglia’s 401(k) Savings Plan ($6,614) and guest travel, food, lodging, participant activities, or gifts in connection with business-related events ($1,361, which includes $372 for tax reimbursement).

(11)

This amount is comprised of $20,000 earned pursuant to the Executive Choice Plan and contributions by the Company to Mr. Tonnison’s 401(k) Savings Plan ($8,469) and guest travel, food, lodging, participant activities, or gifts in connection with business-related events ($275, which includes $75 for tax reimbursement).

GRANTS OF PLAN-BASED AWARDS

The table below sets forth, for each of the NEOs, the grants of awards under the Equity Plan and Bonus Plan made during fiscal 2016.

Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards; Number of Shares of Stock or Units(2) (#)	Grant Date Fair Value of Stock and Option Awards(2) ($)
		Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(i)	(l)
Dutkowsky	3/24/2015	9,882	1,647,048	2,635,277	42,647	2,499,967
Dannewitz(3)	3/24/2015	2,520	419,949	671,918	6,077	356,234
	8/24/2015				4,432	269,111
Cano(4)	3/24/2015	5,063	843,823	1,350,116	12,172	713,523
Quaglia	3/24/2015	2,611	435,135	696,216	6,928	406,119
Tonnison	3/24/2015	2,458	409,613	655,382	7,174	420,540

Column lettering is consistent with lettering in Item 402(d)(1) of SEC Regulation S-K.

(1)

Estimated possible payouts of short-term incentive awards for fiscal 2016 under the Company’s annual cash bonus plan. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for each NEO’s actual payout amount for fiscal 2016.

(2)

Each award represented in the “All Other Stock Awards” column of the table is an RSU. The grant date fair value of equity awards is calculated as the number of shares granted multiplied by the ASC Topic 718 value on the grant date. The ASC Topic 718 value for RSUs is equal to the last sales price as quoted on the NASDAQ on the date of grant. The ASC Topic 718 value was $58.62 on March 24, 2015 and $60.72 on August 24, 2015. These RSUs vest 25% on each of the first and second grant date anniversaries and the remaining 50% vests on the third grant date anniversary.

(3)

On March 24, 2015, in addition to his annual grant, the Committee awarded Mr. Dannewitz a one-time grant with a value of $120,000 in recognition of his exceptional performance in fiscal 2015. On August 24, 2015, the Committee awarded Mr. Dannewitz an additional grant with a value of $269,111 in connection with his promotion to Executive Vice President, CFO.

(4)

For purposes of this table, the amounts for Mr. Cano were calculated using the same weighted average pounds-to-dollars exchange rate that was used to calculate Mr. Cano’s Non-Equity Incentive Plan Compensation Earnings in the “Summary Compensation Table.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth, for each of the NEOs, the outstanding equity awards as of January 31, 2016.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
(a)	(b)	(c)	(e)	(f)	(g)		(h)
Dutkowsky					30,167	(2)	1,882,421
					19,525	(3)	1,218,360
					42,647	(2)	2,661,173
Total	0	0			92,339		5,761,594
Dannewitz					2,778	(2)	173,347
					1,766	(4)	110,198
					6,077	(2)	379,205
					4,432	(2)	276,557
Total	0	0			15,053		939,307
Howells(5)					8,695	(2)	542,568
					5,628	(4)	351,187
Total	0	0			14,323		893,755
Cano					8,814	(2)	549,994
					5,699	(4)	355,618
					12,172	(2)	759,533
Total	0	0			26,685		1,665,145
Quaglia					4,851	(2)	302,702
					1,077	(4)	67,205
					6,928	(2)	432,307
Total	0	0			12,856		802,214
Tonnison					2,832	(2)	176,717
					1,833	(4)	114,379
					7,174	(2)	447,658
Total	0	0			11,839		738,754

Column lettering is consistent with lettering in Item 402(f)(1) of SEC Regulation S-K.

(1)	The market value is based upon the last sales price of $62.40 on the last trading day in fiscal 2016.
(2)	Represents RSUs awarded in fiscal 2015 and 2016, which vest 25% on each of the first and second grant date anniversaries and 50% on the third grant date anniversary.
(3)

These equity awards are hold-to-retirement or “HRE” RSUs that were not vested as of January 31, 2016, but vested on March 26, 2016 in accordance with their terms. Vested shares will be distributed to Mr. Dutkowsky as soon as practical after, but not later than 10 days following, his “separation from service” as such term is defined under Section 409A of the Code; provided, however, in the event Mr. Dutkowsky is a “specified employee” (within the meaning of Section 409A of the Code) on the date of his separation from service, the shares to be distributed in settlement of the HREs shall be delivered on the first business day of the first calendar month that begins after the six-month anniversary of the separation from service or, if earlier, on the date of Mr. Dutkowsky’s death. Mr. Dutkowsky’s HRE awards that vested during fiscal 2016 are included below in the Non-Qualified Deferred Compensation Plan table.

(4)	These RSUs vested on March 26, 2016.
(5)

Pursuant to Mr. Howells’ Retirement Agreement, these unvested and outstanding restricted stock units remain outstanding and will continue to vest on their originally scheduled vesting dates, subject to his compliance with his Retirement Agreement.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth, for each of the NEOs, information with respect to the exercise of stock options and similar instruments, and vesting of other equity-based awards during fiscal 2016:

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired upon Vesting (#)	Value Realized upon Vesting ($)
(a)	(b)	(c)	(d)	(e)
Dutkowsky(2)			32,845	1,900,200
Dannewitz(3)			4,113	238,980
Howells(4)			16,064	934,398
Cano(5)			15,067	874,509
Quaglia(6)			6,158	375,724
Tonnison(7)			7,156	414,322

Column lettering is consistent with lettering in Item 402(g)(1) of SEC Regulation S-K.

(1)	RSUs are net share settled after withholding for taxes.
(2)

Of the shares acquired upon vesting, 32,085 were time-vested RSUs and 21,108 shares of common stock were received upon net settlement. In addition to these time-vested RSUs, 19,525 HREs also vested in fiscal 2016. 760 of these HREs were used to pay Mr. Dutkowsky’s employment taxes due as a result of the vesting of the HREs and are included above in column (d). The remaining 18,765 HREs will be distributed to Mr. Dutkowsky upon his “separation of service” from the Company in accordance with the HRE grant agreement and are reported below in the “Non-Qualified Deferred Compensation Plan” table.

(3)	All the stock awards were time-vested RSUs and 2,978 shares of common stock were received upon net settlement.
(4)	All the stock awards were time-vested RSUs and 9, 952 shares of common stock were received upon net settlement.
(5)	All the stock awards were time-vested RSUs and 11,772 shares of common stock were received upon net settlement.
(6)	All the stock awards were time-vested RSUs and 4,452 shares of common stock were received upon net settlement.
(7)	All the stock awards were time-vested RSUs and 5,190 shares of common stock were received upon net settlement.

NON-QUALIFIED DEFERRED COMPENSATION PLANS

The Company maintains the Tech Data Corporation Deferred Compensation Plan (“Deferred Compensation Plan”) that provides executives and directors the opportunity to make pre-tax deferrals. The administrator for the Deferred Compensation Plan is Mezrah Consulting. Presently, participants may allocate deferrals among 15 different investment alternatives and this allocation can be changed at any time. The Deferred Compensation Plan is deemed unfunded and participants are unsecured general creditors of the Company. Assets have been placed in a Rabbi trust to informally fund the plan. Deferrals are made on a pre-tax basis, and the participants are taxed when they receive payments from the Deferred Compensation Plan.

The American Jobs Creation Act of 2004 changed the tax rules related to non-qualified deferred compensation plans, which administratively resulted in two separate plan documents, a pre-2005 Plan and a 2005+ Plan. The following table sets forth the contributions, earnings and balances for each NEO under the Company’s Deferred Compensation Plan for the fiscal year ended January 31, 2016. None of the NEOs listed in the table below have balances in the pre-2005 Plan.

In addition, for Mr. Dutkowsky the table below includes his vested HRE awards. Pursuant to their terms, the shares underlying these HREs will not be distributed to Mr. Dutkowsky until his separation from service with the Company.

	Executive contributions in last FY ($)		Registrant contributions in last FY ($)	Aggregate earning in last FY ($)(1)		Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE(1) ($)
Name
Dutkowsky	1,095,313	(2)	0	115,143	(3)	0	2,200,667
Dannewitz	0		0	12,016	(4)	0	313,093
Howells	0		0	(80)		(6,313)	0
Cano	0		0	0		0	0
Quaglia	72,437		0	(39,297)		0	476,950
Tonnison	0		0	0		0	0

(1)	None of the earnings reflected in the amounts were reported as compensation in previous years in the Summary Compensation Table.
(2)

Reflects the fair market value of 18,765 HREs that vested on April 13, 2015, determined based on the closing price of a share of Company stock on April 13, 2015. The underlying shares will not be distributed to Mr. Dutkowsky until his “separation from service” with the Company in accordance with the HRE grant agreement.

(3)

This amount includes $75,623 which reflects the increase in market value of the 18,765 HREs that vested on April 13, 2015 from the vesting date to January 31, 2016, determined based on the closing price of a share of Company stock on April 13, 2015 and January 31, 2016 and $39,520 of aggregate earnings in the Deferred Compensation Plan in fiscal 2016 of which $8,032 is reported in column (h) of the “Summary Compensation Table” above.

(4)	This amount includes $2,442 which is reported in column (h) of the “Summary Compensation Table” above.

The pre-2005 Plan and the 2005+ Plan differ primarily in the flexibility of payout options that are detailed in the following table:

	Pre-2005 Plan	2005+ Plan
Basic Distribution Options

• Retirement (the later of termination or reaching age 55 for employees, age 65 for directors) in a lump sum or installments of 5, 10 or 15 annual payments.

• In-service distributions (lump sum) at a specified date at least three calendar years after the initial year of deferral. This election may be modified once, at least 13 months prior to the distribution date.

• Retirement Separation of Services paid 13 months following the date of termination.

• Retirement and lump sum In-Service Distributions – same as pre-2005 Plan except participant may modify at least 12 months prior to the original payout date as many times as desired; however, such modification delays the distribution at least five years.

Separation of Service	No change from basic provision elected.

In-service payout options default to 13 months following separation from service for prior in-service distribution elections payable after the separation date. The participant has 30 days from the date of separation to elect one of the following:

• Lump sum payment following 13 months.

• Re-defer payment for at least five years following the 13 months in which the payment would normally be received.

Payouts may be deferred as many times as desired for a period of no less than five years from the previous payout date.

Retirement	No change from basic provision elected.	No change from basic provision elected.
Death

Prior to termination of employment with the Company, the beneficiary is entitled to the greater of 2.5 times the participant’s cumulative deferrals or their cumulative deferrals plus earnings credited to their account, both amounts reduced by any in service distributions. Following termination of employment the beneficiary is entitled to receive the account balance.

Same as pre-2005 Plan.
Change in Control	No change from basic provision elected.	Lump sum payment of vested balance.
Hardship Withdrawals	Allowed upon approval of plan administrator. Amount limited to expenses directly associated with the hardship and all related taxes.	Same as pre-2005 Plan however amount must be determined under regulations issued by the Secretary of the Treasury.
Unscheduled Withdrawals	Allowed with a 10% penalty.	Not allowed.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information given in this section describes the additional or incremental payments that a NEO would receive or specific terms or conditions that would apply in the event of a termination or change in control. We do not include compensation that is unaffected by these events. As noted earlier, Mr. Howells retired as Executive Vice President, CFO effective June 5, 2015 and information related to his Retirement Agreement is discussed in the “Compensation Discussion and Analysis” section above and detailed in the All Other Compensation column of the Summary Compensation Table. Pursuant to the proxy disclosure rules, this section provides information regarding all of our other NEOs assuming that they each terminated employment as of January 31, 2016, the last day of our fiscal year.

Termination/Severance—The Severance Plan provides benefits to our executives in the event of a Company-initiated, non-misconduct separation from the Company. The receipt of benefits under the Severance Plan is conditioned upon a participant executing a separation agreement, general release of claims, confidentiality agreement, and non-compete agreement to be in effect for the length of the severance period for which benefits are received. The Severance Plan establishes a severance period that provides the participant his or her regular base salary compensation for a stated period, based upon position held and years of service. Payments are made in bi-weekly installments along with the Company’s regular payroll payments. Based on their current positions and years of service, the benefit period to receive base salary for each of the NEOs in the event of termination (whether or not related to a change in control) would be as follows: Mr. Dutkowsky and Mr. Cano, 24 months, based upon the terms of their employment agreements; and, pursuant to the terms of the Severance Plan for each of the other NEOs as follows: Mr. Dannewitz, Mr. Tonnison, and Mr. Quaglia 24 months. A participant whose employment is involuntarily terminated for reasons other than gross misconduct will also receive the portion of his or her annual cash incentive that is based on the Company’s performance, prorated through the date of such participant’s termination. The cash incentive is paid at the prorated amount of actual performance, capped at the 100% level with no overachievement being paid. However, if the participant is employed by the Company through the end of the full fiscal year then the 100% cap does not apply because the cash incentive is considered fully earned. In such cases, the participant would be entitled to any applicable overachievement payment. The determination of cash incentives payable to a terminated employee is made at the same time as continuing employees, typically following the end of each fiscal year. Any payment is made in a lump sum at the time all cash incentive awards are paid. Mr. Cano’s employment agreement also provides a payment to him equal to two years of his target bonus in exchange for his agreement to two-year noncompetition, no hire, and no interference restrictions.

Change in Control—If a change in control occurs and the NEO’s employment was terminated effective at a fiscal year-end, the NEO would receive the base salary and cash incentive amounts stated above applicable to a termination under our Severance Plan. There are no plans or agreements to provide the cash incentive in the event of a change in control without termination of employment, except that Mr. Dutkowsky’s Employment Agreement allows him to receive the prorated portion of his cash incentive applicable under the Severance Plan if he is terminated in the thirty day period following six months after a change in control occurs. Equity awards in the event of change in control are covered under our Equity Plan and for Mr. Dutkowsky, in his Employment Agreement. No additional equity is granted, but vesting is accelerated and restrictions and conditions are deemed satisfied for all outstanding grants. In the event the NEO’s employment is terminated as a result of the change in control, they will have 90 days to exercise vested equity (including any accelerated vesting). We do not provide any gross-ups to any of our NEOs for the excise tax on so-called “parachute payments” in connection with a change in control.

The presentation of data in the table below is based on the assumption that the termination or change in control occurred on January 31, 2016, the last day of fiscal 2016, and assumes the highest amount of payout that could be made by the Company depending on the circumstances of the termination or change in control.

NEO	Severance period	Salary termination & change in control ($)		Cash Incentive ($)		Equity upon Termination	Equity upon change in control
Dutkowsky	24 months	2,196,064		2,289,397		No additional awards	No additional awards Vesting accelerates
Dannewitz	24 months	1,050,000		534,991		No additional awards	No additional awards Vesting accelerates
Cano	24 months	1,481,380	(1)	1,204,084	(1)	No additional awards	No additional awards Vesting accelerates
Quaglia	24 months	928,288		384,660		No additional awards	No additional awards Vesting accelerates
Tonnison	24 months	873,842		569,362		No additional awards	No additional awards Vesting accelerates

(1)	The dollar value has been calculated using the spot exchange rate for British pounds sterling to U.S. dollars as of January 31, 2016.

Retirement—Retirement is considered a voluntary separation initiated by the executive and is not covered by the Severance Plan. The Company does not have a specific plan for the retirement of its executives, nor do we provide post-retirement medical or life benefits. Each separate benefit plan describes the impact of retirement on the benefits provided under that plan.

Deferred Compensation—The Deferred Compensation Plan is not automatically terminated by a change in control, and will be continued if the successor entity agrees to continue the Deferred Compensation Plan. For both termination of employment and change in control, see the table in the NON-QUALIFIED DEFERRED COMPENSATION PLANS section above.

COMPENSATION POLICIES AND PRACTICES AND RISK MANAGEMENT

The Company’s compensation policies for all employees, including NEOs, address risk in the same manner. A cap on cash incentive bonuses reduces the risk that disproportionately large bonuses could lead to an undesirable focus on short-term results. The bonus target amounts are consistent across the Company with different weightings depending on the employee’s role. There are separate performance measures designed to focus on revenue generation, profitability, and ROIC that counterbalance each other and reduce the incentive to focus on just one goal. In establishing bonus performance measures, the Compensation Committee evaluates the employees’ bonuses on each measure, the rationale for each measure, the risks and risk level associated with each measure, and risk mitigators for each measure. The Company’s employees do not engage in, and are not compensated for, proprietary trading of financial instruments, derivatives, or otherwise.

The Compensation Committee annually considers compensation policies and risk management. In fiscal 2016, Exequity, the Compensation Committee’s independent compensation consultant, prepared a Compensation Program Risk Assessment. Based upon its review, Exequity concluded that there are no indications that the Company’s compensation program motivates behavior that induces excessive risk taking. In addition, Exequity noted the following risk-mitigating features of the Company’s compensation plans:

Features	Annual Incentives	Long-Term Incentives	Other Programs
Annual opportunity	✓	✓
Goals based on operating plan	✓	✓
Multiple measures	✓	✓
Wide incentive zone around goal	✓	✓
Limits on award payouts	✓	✓
Board approval of payouts/grants	✓	✓
Multi-year/back-loaded vesting		✓
Stock ownership guidelines			✓
Retention requirement			✓
Insider trading policy			✓

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Following the voice of our shareholders, the Company has adopted a policy to submit the compensation of our NEOs to our shareholders for an advisory, non-binding, vote on an annual basis. The Company’s Corporate Governance Principles provide:

The Board values the input of shareholders regarding the compensation practices of the Company. Each year, the Board will approve a proxy that gives shareholders the opportunity to vote, on a non-binding, advisory basis, to ratify the compensation of the Company’s named executive officers as shown in the summary compensation table and related notes contained in the proxy.

Similarly, Regulation 14A under the Exchange Act requires that the Company seek an advisory, non-binding, shareholder vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement. Accordingly, as required by SEC rules, we are providing our shareholders with the opportunity to cast an advisory, non-binding, vote to approve the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules.

We believe that our compensation policies and procedures align with the long-term interests of our shareholders. The Company’s compensation program is guided by a carefully considered philosophy that total executive compensation should vary based on achievement of defined financial and non-financial goals and objectives, both individual and corporate, and should be focused on long-term strategies to build shareholder value. The Committee acts diligently to provide compensation opportunities that are competitive and that emphasize performance with a long-term perspective. We recognize that our place in the distribution channel is one with very low margins and our compensation program reflects this business reality. We believe that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefitted the Company over time.

We invite you to consider the details provided in the COMPENSATION DISCUSSION AND ANALYSIS, as well as the tables and other information that follow the SUMMARY COMPENSATION TABLE. These will present you with the breadth of the considerations that are taken into account when setting compensation and details of the valuation of the elements of the compensation program as a whole. The Summary Compensation Table and its footnotes allow you to view the trends in compensation and application of our philosophies and practices for the last three years.

Because your vote is advisory, it will not be binding. However, the Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE, ON AN ADVISORY, NON-BINDING BASIS, TO APPROVE THE NAMED EXECUTIVE OFFICER COMPENSATION FOR FISCAL 2016 AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC (ITEM 402 OF REGULATION S-K), INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE SUMMARY COMPENSATION TABLE AND OTHER TABULAR INFORMATION AND RELATED NOTES.

OTHER MATTERS

Management knows of no matter to be brought before the meeting that is not referred to in the Notice of Annual Meeting of Shareholders. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

SHAREHOLDER COMMUNICATIONS

Shareholders may communicate with members of the Board of Directors by utilizing the Company’s Ethics Line that is available seven days a week, 24 hours a day. You may dial a toll-free number 1-866-TD ETHIC (1-866-833-8442) and at the voice prompt use the toll-free Ethics Line. You may also access the Ethics Line by going to www.techdataethicsline.com. All calls and webline reports will be received by an independent, third-party provider, Navex Global. A report will be provided to the General Counsel’s Office who will communicate with the Audit Committee. Shareholders may also send written correspondence to any Board member through the Chairman of the Board, c/o Tech Data Corporation at 5350 Tech Data Drive, Clearwater, Florida 33760 or to the Company at 5350 Tech Data Drive, Clearwater, Florida 33760.

SOLICITATION OF PROXIES

In addition to the solicitation of proxies by mail, proxies may be solicited by telephone, facsimile, or in person by regular employees of the Company. The Company has retained Advantage Proxy, Inc. to assist in the solicitation of proxies for a fee of approximately $6,500 plus out-of-pocket expenses. All expenses of this solicitation, including the cost of preparing and mailing these Proxy Materials, and the reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding Proxy Materials to beneficial owners of stock, will be paid by the Company.

SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholders that want to present a proposal for possible inclusion in the Company’s 2017 Proxy Statement pursuant to the rules of the SEC should send the proposal to:

David R. Vetter, Secretary

Tech Data Corporation

5350 Tech Data Drive

Clearwater, Florida 33760

Proposals must be received no later than December 22, 2016 to be eligible for inclusion in the proxy materials for the 2017 Annual Meeting of Shareholders.

Shareholders who want to bring a nominee for director or other business before the 2017 Annual Meeting of Shareholders other than through a shareholder proposal pursuant to the SEC’s rules must notify the Secretary of the Company in writing and provide the information required by the provision of the Bylaws dealing with advance notice of shareholder proposals. The Bylaws are available on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor. The shareholder notice must be delivered to and received at the address above no earlier than February 1, 2017 and no later than March 3, 2017. If the date of the annual meeting is moved more than 30 days before or 60 days after the anniversary of the prior year’s annual meeting, then notice of a shareholder proposal that is not intended to be included in the Company’s proxy statement under the SEC rules must be received no later than the close of business on the later of the 90th day prior to the annual meeting and the 10th day following the day on which notice of the annual meeting was mailed or publicly announced by the Company.

TECH DATA CORPORATION

P.O. BOX 6260

CLEARWATER, FL 33758

Internet and telephone voting are available 24 Hours a Day, 7 Days a Week. Your Internet or telephone vote is valid under Florida law and authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET - www.proxyvote.com

You may vote online at www.proxyvote.com by following the instructions provided in the E-Proxy notice or by following the instructions on the proxy card. You will need the information in the box marked by the arrow contained on your E-Proxy notice or proxy card in order to vote online. Voting on the Internet has the same effect as voting by mail or telephone. Internet voting will be available until 11:59 p.m. Eastern Daylight Time on May 31, 2016.

VOTE BY PHONE - 1-800-690-6903

You may vote by telephone at 1-800-690-6903. You will need the information in the box marked by the arrow contained on your E-Proxy notice or proxy card in order to vote by telephone. Telephone voting will be available until 11:59 p.m. Eastern Daylight Time on May 31, 2016.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

A mailed proxy must be received on or before May 31, 2016.

If you vote by Internet or by telephone, you do NOT need to mail back your proxy card.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to help us try to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or accessing them by way of the Internet. To sign up for electronic delivery, please follow the instructions above under Vote By Internet and, when prompted, indicate that you agree to receive e-mail delivery or access proxy materials by way of the Internet in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E04718-P73231 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

   TECH DATA CORPORATION

The Board of Directors recommends you Vote FOR the following proposals:
The Board recommends a Vote FOR Proposal 1.
1. To elect eight (8) directors, whose names are set forth in the accompanying Proxy Statement, to serve until the next Annual Meeting or until their successors are duly elected and qualified.

Nominees:	For	Against	Abstain

1a. Charles E. Adair	☐	☐	☐

1b. Robert M. Dutkowsky	☐	☐	☐

1c. Harry J. Harczak, Jr.	☐	☐	☐

1d. Kathleen Misunas	☐	☐	☐

1e. Thomas I. Morgan	☐	☐	☐

1f. Steven A. Raymund	☐	☐	☐

1g. Patrick G. Sayer	☐	☐	☐

1h. Savio W. Tung	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend this meeting.	☐ Yes	☐ No

The Board recommends a Vote FOR Proposal 2.	For	Against	Abstain
2. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal 2017.	☐	☐	☐
The Board recommends a Vote FOR Proposal 3.

3.     To conduct an advisory vote to approve named executive officer compensation for fiscal 2016.

The proxyholders are authorized to vote on such other business that may properly come before the Annual Meeting or any postponement or adjournment thereof.

	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN AND DATE THE PROXY CARD BELOW AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E04719-P73231

PROXY

TECH DATA CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 1, 2016.

The undersigned hereby appoints Robert M. Dutkowsky and David R. Vetter as proxy or proxies, with the power of substitution and revocation, and hereby authorizes either or both to represent and to vote, as designated on the reverse hereof, all the shares of common stock of Tech Data Corporation held of record by the undersigned on March 24, 2016, at the Annual Meeting of Shareholders to be held on June 1, 2016 at 3:00 p.m. Eastern Daylight Time, or any postponement or adjournment thereof, and further authorizes each proxy to vote in his discretion on any other matter that may properly come before the meeting or any postponement or adjournment thereof, including for the election of such substitute nominee(s) for director as such proxies may select in the event that any nominees(s) named above become(s) unable to serve.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DESIGNATED ON THE REVERSE HEREOF BY THE UNDERSIGNED SHAREHOLDER. ANY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side